Exhibit 10.1

CERTAIN IMMATERIAL PROVISIONS OF THIS DOCUMENT WHICH WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED (INDICATED BY AN ASTERICK [***]) HAVE BEEN OMITTED PURSUANT TO ITEM 601(b)(2) OF REGULATION S-K. A COPY OF THE UNREDACTED DOCUMENT WILL BY FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.

SIXTH AMENDMENT TO

AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

This Sixth Amendment to Amended and Restated Revolving Credit and Security Agreement (the “Amendment”) is made as of this 28th day of December, 2020 by and among SMTC Corporation, a Delaware corporation (“SMTC”), SMTC Manufacturing Corporation of California, a California corporation (“SMTC California”), SMTC Mex Holdings, Inc., a Delaware corporation (“SMTC Mex”), HTM Holdings, Inc., a Delaware corporation (“HTM”), MC TEST SERVICE, INC., a Florida corporation (“MC Test”), MC ASSEMBLY INTERNATIONAL LLC, a Delaware limited liability company (“MC Assembly International”), MC ASSEMBLY LLC, a Delaware limited liability company (“MC Assembly” and together with SMTC, SMTC California, SMTC Mex, HTM, MC Test, and MC Assembly International, and each other Person joined hereto as a borrower from time to time, each a “Borrower” and collectively the “Borrowers”), the financial institutions which are now or which hereafter become a party to the Credit Agreement (each a “Lender” and collectively, the “Lenders”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders (in such capacity, the “Agent”).

BACKGROUND

A.On November 8, 2018, Borrowers, Lenders and Agent entered into, inter alia, a certain Amended and Restated Revolving Credit and Security Agreement (as same has been or may be amended, modified, supplemented, renewed, extended, replaced or substituted from time to time, the “Credit Agreement”) to reflect certain financing arrangements between the parties thereto.

B.The Borrowers have requested, and the Agent and the Lenders have agreed, subject to the terms and conditions of this Amendment, to modify certain definitions, terms and provisions of the Credit Agreement.

NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

Definitions.

•Interpretation.  All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.  In the case of a direct conflict between the provisions of the Credit Agreement and the provisions of this Amendment, the provisions of this Amendment shall govern and control.

Amendments. Effective as of the Sixth Amendment Effective Date, the Financing Agreement is hereby amended to (a) delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (b) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the pages of the amended Financing Agreement attached as Exhibit A hereto and made a part hereof for all purposes.

Representations and Warranties.  Each Borrower hereby:

•reaffirms all representations and warranties made to Agent and Lenders under the Credit Agreement and all of the Other Documents and confirms that all are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof as if made on and as of the date hereof, except for representations and warranties which related exclusively to an earlier date, which shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date;

•reaffirms all of the covenants contained in the Credit Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Credit Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

•represents and warrants that no Default or Event of Default has occurred and is continuing under the Credit Agreement or any of the Other Documents;

•represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate action and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its articles of incorporation, bylaws or other formation documents, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

•represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith are valid, binding and enforceable in accordance with their respective terms except as such enforceability may be limited by equitable principles or any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

Conditions Precedent/Effectiveness Conditions.  This Amendment shall be effective upon:

•execution and delivery of this Amendment by all parties hereto;

•payment of an amendment fee to Agent in the amount of One Hundred Thousand Dollars ($100,000), which Borrowers acknowledge was fully earned and payable upon execution of this Amendment;

2

074658.01845/123458310v.3

•receipt by Agent of an executed copy of the Amendment No. 7 to Financing Agreement, in form and substance reasonably satisfactory to Agent;

•receipt of an officer’s closing certificate;

•on the date of this Amendment and after giving effect hereto, no Default or Event of Default shall exist or shall have occurred and be continuing.

Further Assurances.  Borrowers hereby agree to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

[Reserved].

Payment of Expenses.  Borrowers shall pay or reimburse Agent and Lenders for their reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

Reaffirmation of Credit Agreement.  Except as modified by the terms hereof, all of the terms and conditions of the Credit Agreement, as amended, and all of the Other Documents are hereby reaffirmed and shall continue in full force and effect as therein written.

Acknowledgment of Guarantors.  By execution of this Amendment, each Guarantor hereby covenants and agrees that each of its respective Amended and Restated Guaranty and Suretyship Agreements, dated November 8, 2018, shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrowers to Agent and Lenders.

Miscellaneous.

•Third Party Rights.  No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

•Headings.  The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

•Modifications.  No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

•Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly

3

074658.01845/123458310v.3

within the State of New York.

•Counterparts.  This Amendment may be executed in any number of counterparts and by facsimile or electronic transmission, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Any signature to this Amendment delivered by a party by facsimile or other electronic means of transmission shall be deemed to be an original signature hereto.

[Remainder of Page Intentionally Left Blank]

4

074658.01845/123458310v.3

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

LOAN PARTIES:

SMTC CORPORATION

By:

Name:

Title:

SMTC MANUFACTURING CORPORATION OF CALIFORNIA

By:

Name:

Title:

SMTC MEX HOLDINGS INC.

By:

Name:

Title:

HTM HOLDINGS, INC.

By:

Name:

Title:

MC TEST SERVICE, INC.

By:

Name:

Title:

MC ASSEMBLY INTERNATIONAL LLC

By:

Name:

Title:

[Signature Page to sixth Amendment to amended and restated Revolving Credit and Security Agreement]

S-1

074658.01845/118678217v.1

074658.01845/123458310v.1

074658.01845/123458310v.3

MC ASSEMBLY LLC

By:

Name:

Title:

[Signature Page to sixth Amendment to amended and restated Revolving Credit and Security Agreement]

S-2

074658.01845/118678217v.1

074658.01845/123458310v.1

074658.01845/123458310v.3

AGENT AND LENDERS:PNC BANK, NATIONAL ASSOCIATION,

  as Agent and Lender

By:__________________________________

Name:

Title:

[Signature Page to sixth Amendment to amended and restated Revolving Credit and Security Agreement]

S-3

074658.01845/118678217v.1

074658.01845/123458310v.1

074658.01845/123458310v.3

Exhibit A

Financing Agreement

AMENDED AND RESTATED REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS A LENDER AND AS AGENT)

WITH

SMTC CORPORATION

SMTC MANUFACTURING CORPORATION OF CALIFORNIA

SMTC MEX HOLDINGS, INC.

HTM HOLDINGS, INC.

MC TEST SERVICE, INC.

MC ASSEMBLY INTERNATIONAL LLC

MC ASSEMBLY LLC

(AS BORROWERS)

November 8, 2018

TABLE OF CONTENTS

Page

I.	DEFINITIONS1
1.1.	Accounting Terms1
1.2.	General Terms1
1.3.	Uniform Commercial Code Terms42
1.4.	Certain Matters of Construction42
1.5.	Fiscal Year End43
II.	ADVANCES, PAYMENTS43
2.1.	Revolving Advances43
2.2.	Procedure for Revolving Advances Borrowing44
2.3.	Disbursement of Advance Proceeds47
2.4.	[Reserved]47
2.5.	Maximum Advances47
2.6.	Repayment of Advances47
2.7.	Repayment of Excess Advances48
2.8.	Statement of Account48
2.9.	Letters of Credit48
2.10.	Issuance of Letters of Credit49
2.11.	Requirements For Issuance of Letters of Credit49
2.12.	Disbursements, Reimbursement50
2.13.	Repayment of Participation Advances51
2.14.	Documentation51
2.15.	Determination to Honor Drawing Request52
2.16.	Nature of Participation and Reimbursement Obligations52
2.17.	Indemnity53
2.18.	Liability for Acts and Omissions53
2.19.	Additional Payments55
2.20.	Manner of Borrowing and Payment55
2.21.	Mandatory Prepayments56
2.22.	Use of Proceeds57
2.23.	Defaulting Lender57
2.24.	Increase in Maximum Revolving Advance Amount58
III.	INTEREST AND FEES60
3.1.	Interest60
3.2.	Letter of Credit Fees60
3.3.	Facility Fee61
3.4.	Fee Letter62
3.5.	Computation of Interest and Fees62
3.6.	Maximum Charges62
3.7.	Increased Costs62
3.8.	Alternate Rate of Interest63
3.9.	Basis For Determining Interest Rate Inadequate or Unfair63
3.10.	Successor Eurodollar Rate Index64

i

074658.01845/123458281v.1

3.11.	Capital Adequacy65
3.12.	Gross Up for Taxes65
3.13.	Withholding Tax Exemption66
3.14.	Indemnification for Taxes67
3.15.	Refund67
3.16.	Assignment67
3.17.	Additional Actions67
IV.	COLLATERAL: GENERAL TERMS68
4.1.	Security Interest in the Collateral68
4.2.	Perfection of Security Interest68
4.3.	Disposition of Collateral69
4.4.	Preservation of Collateral69
4.5.	Ownership of Collateral69
4.6.	Defense of Agent’s and Lenders’ Interests70
4.7.	Books and Records70
4.8.	Financial Disclosure71
4.9.	Compliance with Laws71
4.10.	Inspection of Premises71
4.11.	Insurance71
4.12.	Failure to Pay Insurance72
4.13.	Payment of Taxes72
4.14.	Payment of Leasehold Obligations73
4.15.	Receivables73
4.16.	Inventory75
4.17.	Maintenance of Equipment75
4.18.	Exculpation of Liability75
4.19.	Environmental Matters76
4.20.	Financing Statements78
4.21.	Appraisals78
V.	REPRESENTATIONS AND WARRANTIES78
5.1.	Authority78
5.2.	Formation and Qualification79
5.3.	Survival of Representations and Warranties79
5.4.	Tax Returns79
5.5.	Financial Statements80
5.6.	Entity Names80
5.7.	O.S.H.A. and Environmental Compliance80
5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance81
5.9.	Patents, Trademarks, Copyrights and Licenses82
5.10.	Licenses and Permits83
5.11.	Default of Indebtedness83
5.12.	No Default83
5.13.	No Burdensome Restrictions83
5.14.	No Labor Disputes83

074658.01845/123458281v.1

5.15.	Margin Regulations83
5.16.	Investment Company Act84
5.17.	Disclosure84
5.18.	Delivery of Acquisition Agreement84
5.19.	Swaps84
5.20.	Conflicting Agreements84
5.21.	Application of Certain Laws and Regulations84
5.22.	Business and Property of Borrowers84
5.23.	Section 20 Subsidiaries85
5.24.	[Reserved]85
5.25.	[Reserved]85
5.26.	Federal Securities Laws85
5.27.	Equity Interests85
5.28.	Term Loan Documents85
5.29.	Material Contracts85
5.30.	[Reserved]85
5.31.	[Reserved]85
5.32.	Certificate of Beneficial Ownership85
VI.	AFFIRMATIVE COVENANTS86
6.1.	Payment of Fees86
6.2.	Conduct of Business and Maintenance of Existence and Assets86
6.3.	Violations86
6.4.	Government Receivables86
6.5.	Financial Covenants86
6.6.	Execution of Supplemental Instruments89
6.7.	Payment of Indebtedness89
6.8.	Standards of Financial Statements89
6.9.	Federal Securities Laws89
6.10.	Exercise of Rights89
6.11.	Additional Information89
6.12.	Certificate of Beneficial Ownership and Other Additional Information90
6.13.	Keepwell90
6.14.	Post Closing Conditions90
VII.	NEGATIVE COVENANTS91
7.1.	Merger, Consolidation, Acquisition and Sale of Assets91
7.2.	Creation of Liens92
7.3.	Guarantees92
7.4.	Investments92
7.5.	Loans92
7.6.	Capital Expenditures92
7.7.	Dividends93
7.8.	Indebtedness93
7.9.	Nature of Business93
7.10.	Transactions with Affiliates93
7.11.	Reserved93

074658.01845/123458281v.1

7.12.	Subsidiaries94
7.13.	Fiscal Year and Accounting Changes94
7.14.	Pledge of Credit94
7.15.	Amendment of Articles of Incorporation and By-Laws94
7.16.	Compliance with ERISA94
7.17.	Prepayment of Indebtedness94
7.18.	No Excess Cash95
7.19.	Reserved95
7.20.	Earn-Out96
7.21.	Other Agreements96
7.22.	Inactive Entities96
7.23.	Other Agreements96
VIII.	CONDITIONS PRECEDENT96
8.1.	Conditions to Initial Advances96
8.2.	Conditions to Each Advance100
IX.	INFORMATION AS TO BORROWERS101
9.1.	Disclosure of Material Matters101
9.2.	Schedules101
9.3.	Environmental Reports101
9.4.	Litigation101
9.5.	Material Occurrences101
9.6.	Government Receivables102
9.7.	Annual Financial Statements102
9.8.	Quarterly Financial Statements102
9.9.	Monthly Financial Statements103
9.10.	Other Reports103
9.11.	Additional Information103
9.12.	Projected Operating Budget103
9.13.	Variances From Operating Budget103
9.14.	Notice of Suits, Adverse Events104
9.15.	ERISA Notices and Requests104
9.16.	Additional Documents105
9.17.	Updates to Certain Schedules105
X.	EVENTS OF DEFAULT105
10.1.	Nonpayment105
10.2.	Breach of Representation105
10.3.	Financial Information105
10.4.	Judicial Actions105
10.5.	Noncompliance105
10.6.	Judgments106
10.7.	Bankruptcy106
10.8.	Inability to Pay106
10.9.	Indebtedness106
10.10.	Lien Priority106

074658.01845/123458281v.1

10.11.	Anti-Money Laundering/International Trade Law Compliance107
10.12.	Cross Default107
10.13.	Breach of Guaranty107
10.14.	Change of Control107
10.15.	Invalidity107
10.16.	Licenses107
10.17.	Seizures107
10.18.	Pension Plans107
10.19.	Operations108
10.20.	Intercreditor Default108
10.21.	[Reserved]108
10.22.	[Reserved]108
10.23.	Term Loan Agreement Default108
XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT108
11.1.	Rights and Remedies108
11.2.	Agent’s Discretion110
11.3.	Setoff110
11.4.	Rights and Remedies not Exclusive110
11.5.	Allocation of Payments After Event of Default110
XII.	WAIVERS AND JUDICIAL PROCEEDINGS111
12.1.	Waiver of Notice111
12.2.	Delay112
12.3.	Jury Waiver112
XIII.	EFFECTIVE DATE AND TERMINATION112
13.1.	Term112
13.2.	Termination112
XIV.	REGARDING AGENT113
14.1.	Appointment113
14.2.	Nature of Duties113
14.3.	Lack of Reliance on Agent and Resignation114
14.4.	Certain Rights of Agent114
14.5.	Reliance114
14.6.	Notice of Default115
14.7.	Indemnification115
14.8.	Agent in its Individual Capacity115
14.9.	Delivery of Documents115
14.10.	Borrowers’ Undertaking to Agent115
14.11.	No Reliance on Agent’s Customer Identification Program116
14.12.	Other Agreements116
XV.	BORROWING AGENCY116
15.1.	Borrowing Agency Provisions116
15.2.	Waiver of Subrogation117

v

074658.01845/123458281v.1

XVI.	MISCELLANEOUS117
16.1.	Governing Law117
16.2.	Entire Understanding118
16.3.	Successors and Assigns; Participations; New Lenders120
16.4.	Application of Payments122
16.5.	Indemnity122
16.6.	[Reserved]123
16.7.	Notice123
16.8.	Survival125
16.9.	Severability125
16.10.	Expenses125
16.11.	Injunctive Relief125
16.12.	Consequential Damages126
16.13.	Captions126
16.14.	Counterparts; Facsimile Signatures126
16.15.	Construction126
16.16.	Confidentiality; Sharing Information126
16.17.	Publicity127
16.18.	Certifications From Banks and Participants; USA PATRIOT Act127
16.19.	Anti-Terrorism Laws127
16.20.	Intercreditor Agreement128

074658.01845/123458281v.1

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2Borrowing Base Certificate

Exhibit 1.2(a)Compliance Certificate

Exhibit 2.1 Revolving Credit Note

Exhibit 2.24Form of Lender Joinder and Assumption Agreement

Exhibit 5.5(b)Projections

Exhibit 8.1(i)Financial Condition Certificate

Exhibit 16.3 Commitment Transfer Supplement

Schedules

Schedule 1.2 Permitted Liens

Schedule 4.5 Locations

Schedule 4.15(h)Deposit and Investment Accounts

Schedule 4.19Real Property

Schedule 4.19ALeased Interests

Schedule 5.1Consents

Schedule 5.2(a) States of Qualification and Good Standing

Schedule 5.2(b) Subsidiaries

Schedule 5.4Federal Tax Identification Number

Schedule 5.6 Prior Names

Schedule 5.8(b) Litigation; Indebtedness

Schedule 5.8(d) Plans

Schedule 5.9 Intellectual Property, Source Code Escrow Agreements

Schedule 5.10 Licenses and Permits

Schedule 5.14 Labor Disputes

Schedule 5.27Equity Interests

Schedule 5.29Material Contracts

Schedule 7.8Indebtedness

074658.01845/123458281v.1

AMENDED AND RESTATED REVOLVING CREDIT
AND
SECURITY AGREEMENT

Amended and Restated Revolving Credit and Security Agreement dated as of November 8, 2018 among SMTC Corporation, a corporation organized under the laws of the State of Delaware (“SMTC”), SMTC Manufacturing Corporation of California, a corporation organized under the laws of the State of California (“SMTC California”), SMTC Mex Holdings, Inc., a corporation organized under the laws of the State of Delaware (“SMTC Mex”), HTM Holdings, Inc., a corporation organized under the laws of the State of Delaware (“HTM”), MC TEST SERVICE, INC., a corporation organized under the laws of the State of Florida (“MC Test”), MC ASSEMBLY INTERNATIONAL LLC, a limited liability company under the laws of the State of Delaware (“MC Assembly International”), MC ASSEMBLY LLC, a limited liability company organized under the State of Delaware (“MC Assembly” and together with SMTC, SMTC California, SMTC Mex, HTM, MC Test, and MC Assembly International, and each other Person joined hereto as a borrower from time to time, each a “Borrower” and collectively the “Borrowers”),  the other financial institutions which are now or which hereafter become a party hereto (each individually a “Lender” and collectively the “Lenders”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:

I.DEFINITIONS.

1.1.Accounting Terms.  As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrowers for the fiscal year ended  January 2, 2011. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 on the definitions and covenants herein, GAAP as in effect on the Closing Date shall be applied and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of SMTC and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.2.General Terms.  For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

074658.01845/123458281v.1

"Acquisition" shall mean the acquisition of all of the Equity Interests of MC Assembly and its Subsidiaries pursuant to the Acquisition Agreement.

“Acquisition Agreement” shall mean the Stock Purchase Agreement, including all exhibits and schedules thereto, dated as of November 8, 2018, by and between SMTC, MC Assembly, the sellers party thereto and the seller representative, as in effect on the date hereof.

"Acquisition Documents" means the Acquisition Agreement and all other agreements, instruments and other documents related thereto or executed in connection therewith.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined in accordance with the definition of “Consolidated EBITDA”.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(ii).

“Advances” shall mean and include the Revolving Advances and Letters of Credit.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (i) the Base Rate in effect on such day, (ii) the Federal Funds Open Rate in effect on such day plus one half of one-percent (1/2 of 1%), and (iii) the sum of the Daily Eurodollar Rate in effect on such day plus one percent (1.0%), so long as a Daily Eurodollar Rate is offered, ascertainable and not unlawful.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

074658.01845/123458281v.1

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean, (a) on the Second Amendment Closing Date, an amount equal to one and one half of one percent (1.50%) for Revolving Advances consisting of Domestic Rate Loans and (b) an amount equal to three percent (3.00%) for Revolving Advances consisting of Eurodollar Rate Loans. Effective as of the first day of the month following receipt by Agent of the quarterly financial statements of the Borrowers on a consolidated and consolidating basis and related Compliance Certificate for the fiscal quarter ending March 31, 2020 required under Section 9.8 hereof, and thereafter on the first day of the month following receipt of the quarterly financial statements of the Borrowers on a consolidated and consolidating basis and related Compliance Certificate required under Section 9.8 hereof for the most recently completed fiscal quarter (each day of such delivery, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Leverage Ratio for the trailing four quarter period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

Leverage Ratio	Applicable Margins for Domestic Rate Loans	Applicable Margins for Eurodollar Rate Loans
Less than 2.00 to 1.00	1.00%	2.50%
Greater than or equal to 2.00 to 1.00 but less than 2.75 to 1.00	1.25%	2.75%
Greater than or equal to 2.75 to 1.00	1.50%	3.00%

If the Borrowers shall fail to deliver the financial statements, certificates and/or other information required under Section 9.8 hereof by the dates required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Leverage Ratio reflected in such statements. Notwithstanding anything to the contrary set forth herein, immediately and automatically upon the occurrence of any Event of Default, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the Leverage Ratio reflected on the most recently delivered financial statements and Compliance Certificate delivered by the Borrowers to Agent pursuant to Section 9.8 hereof (as applicable). Any increase in interest rates and/or other fees payable by the Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default (including, if

074658.01845/123458281v.1

applicable, any Event of Default arising from a breach of Section 9.8 hereof) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2 hereof.

If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers on a consolidated and consolidating basis or for any other reason, Agent reasonably determines that (a) the Leverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Leverage Ratio for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Leverage Ratio would have resulted in a higher interest rate for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Leverage Ratio for a period of no more than the preceding six (6) months would have resulted in a lower interest rate and/or fees (as applicable) for such six (6) month period, then the interest accrued on the applicable outstanding Advances and the amount of the fees accruing for such six (6) month period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively decreased by, and each Lender shall be obligated to pay to the Borrowers, an amount equal to such Lender’s ratable share of the excess of the amount of interest and fees that was actually paid for such six (6) month period over the amount of interest and fees that should have been paid for such six (6) month period (which obligation shall be satisfied by offset against the amounts thereafter payable from time to time by the Borrowers to such Lender until paid in full, unless there are no Obligations then outstanding in which case such Lender shall immediately pay any remaining unpaid amount to the Borrowers); provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Leverage Ratio would have resulted in a higher interest rate and/or fees (as applicable) for one or more periods and a lower interest rate and/or fees (as applicable) for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then (A) the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods, and (B) the amount payable by the Lenders pursuant to clause (ii) above shall be based upon the excess, if any of the amount of interest and fees that was actual paid for all applicable periods over the amount of interest and fees that should have been paid for such periods.

“Authority” shall have the meaning set forth in Section 4.19(d) hereof.

“Average Liquidity” means, as of any period, the sum of the aggregate amount of Liquidity for each day in such period divided by the number of days in such period.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.  This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of

074658.01845/123458281v.1

interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Beneficial Owner” shall mean, for each Borrower, each of the following:  (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.15(h) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of the Borrowers and their respective Subsidiaries.

“Borrowers’ Account” shall have the meaning set forth in Section 2.8 hereof.

“Borrowing Agent” shall mean SMTC.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 duly executed by the Chief Executive Officer, Chief Financial Officer or Controller of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one (1) year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower represented by obligations under a lease which obligations are required to be classified and accounted for as capital leases for financial reporting purposes in accordance with GAAP.

“Carryover Amount” shall have the meaning given in Section 7.6.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

074658.01845/123458281v.1

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code, with respect to which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the Code.

“CFTC” shall mean the Commodity Futures Trading Commission.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Certificate of Beneficial Ownership” shall mean, for each Borrower, a certificate in form and substance acceptable to Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following (a) the adoption or taking effect of any Applicable Law (including any Applicable Laws that were enacted before the Closing Date but are taking effect after the Closing Date), (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law) , in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean (a) 100% of the Equity Interests of HTM and MC Assembly Holdings are no longer owned directly (on a fully diluted basis) by SMTC; (b) 100% of the Equity Interests of SMTC California and SMTC Mex are no longer owned directly (on a fully diluted basis) by HTM; (c) [reserved]; (d) 100% of the Equity Interests of MC Test are no longer owned directly (on a fully diluted basis) by MC Assembly Holdings, (e) 100% of the Equity Interests of MC Assembly International and MC Assembly are no longer owned directly (on a fully diluted basis) by MC Test, (f) 100% of the Equity Interests of MC Assembly Mexico are no longer owned directly (on a fully diluted basis) by MC Assembly and MC Test, collectively, (g) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) 35% (or, in the case of Red Oak Partners, LLC and its Affiliates, 40%) or more of the voting Equity Interests of SMTC, (h) during any period of 12 consecutive months, a majority of the members of the board of directors of SMTC cease to be composed of individuals: (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board, or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a

074658.01845/123458281v.1

majority of that board, (i) any merger or consolidation by, or sale of substantially all of the property or assets of, any Borrower or Guarantor, (j) any merger, consolidation or sale of substantially all of the property or assets of any Borrower unless any Borrower is merged or consolidated with and into another Borrower or such sale of property or assets is to another Borrower, (k) Edward Smith shall cease to be involved in the day to day operations and management of the business of SMTC, and a successor reasonably acceptable to the Agent and the Required Lenders is not appointed on market terms or on other terms reasonably acceptable to the Agent and the Required Lenders within 120 days of such cessation of involvement; or (l) a "Change of Control" (or any comparable term or provision) under or with respect to any Indebtedness (including, without limitation, any Term Loan Obligations) of SMTC or any of its Subsidiaries in an aggregate principal amount in excess of $500,000, if the effect thereof is to accelerate, or to permit the acceleration of or otherwise require such Indebtedness to be prepaid or repaid (or an offer to prepay or repay shall be required to be made) prior to, the stated maturity of such Indebtedness.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, goods and services, sales, use, ad valorem, employer health, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, worker’s compensation premiums, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral or any Borrower.

“Closing Date” shall mean November 8, 2018, or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include:

(a)all Receivables;

(b)all Equipment;

(c)all General Intangibles;

(d)all Inventory;

(e)all Investment Property;

(f)all Domestic Subsidiary Stock and 65% of the Equity Interests of Mexican Subsidiary Stock (collectively, the “Pledged Equity”);

(g)all of each Borrower’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located; (i) its respective goods and other property including,

074658.01845/123458281v.1

but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of each Borrower’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by any Borrower, all real and personal property of third parties in which such Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which any Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Borrower;

(h)all of each Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f) or (g) of this paragraph; and

(i)all proceeds and products of (a), (b), (c), (d), (e), (f), (g) and (h) in whatever form, including, but not limited to:  cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds; and

(j)provided, notwithstanding the foregoing. “Collateral” shall not include any Excluded Property.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Certificate” shall mean a compliance certificate substantially in the form attached hereto as Exhibit 1.2(a) to be signed by the Chief Financial Officer or Controller of Borrowing Agent, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, (a) no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10 and 7.11; and (b) that to the best of such officer’s knowledge, each Borrower is in compliance in all material respects with all

074658.01845/123458281v.1

federal, state, provincial, municipal and local Environmental Laws, or if such is not the case, specifying all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, Term Loan Documents or the Acquisition Agreement, including any Consents required under all applicable federal, state, provincial or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

"Consolidated EBITDA" means, with respect to any Person for any period:

(a)	the Consolidated Net Income of such Person for such period,

plus

(b)	without duplication, the sum of the following amounts for such period to the extent deducted in the calculation of Consolidated Net Income for such period:
(i)	any provision for United States federal income taxes or other taxes measured by net income,
(ii)	Consolidated Net Interest Expense,
(iii)	any loss from Extraordinary Items,
(iv)	any depreciation and amortization expense,
(v)	any aggregate net loss on the Disposition of property (other than accounts and Inventory) outside the ordinary course of business,
(vi)

any transaction fees, costs and expenses incurred prior to, on or within 180 days after the Effective Date in connection with the consummation of the transactions contemplated herein in an aggregate amount not to exceed $4,800,000,

(vii)	any integration costs and expenses incurred in connection with the Acquisition and paid within 365 days following the Effective Date in an aggregate amount not to exceed $3,000,000,
(viii)

one-time costs and synergies described in Schedule 1.01(H) to the extent that such costs are incurred and such synergies are realized in the periods set forth in Schedule 1.01(H) and do not exceed the amounts for such periods set forth in Schedule 1.01(H),

074658.01845/123458281v.1

(ix)

any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and Inventory),

(x)

cash restructuring and severance charges, accruals or reserves (including such costs related to acquisitions after the Effective Date and adjustments to existing reserves) that are approved in writing by the Agent and the Required Lenders,

(xi)	transition and integration costs incurred in connection with any Permitted Acquisition that are approved in writing by the Agent and the Required Lenders,
(xii)	any expenses or amortization arising out of the accrual or payment of any earnouts and other amounts payable under the Acquisition Agreement,
(xiii)	amounts received consisting of proceeds of business interruption insurance,
(xiv)	fees, costs and expenses paid or payable in respect of amendments, restatements or other modifications of the Loan Documents and the Term Loan Documents,
(xv)

transaction fees, costs and expenses in an aggregate amount not to exceed $1,000,000 in any Fiscal Year, paid or payable in connection with issuances of Equity Interests (A) outside of the ordinary course of business, (B) to the extent consummated and (C) to the extent not paid with the proceeds of such Equity Issuance,

(xvi)

transaction fees, costs and expenses in an aggregate amount not to exceed $250,000 in any Fiscal Year, paid or payable in connection with Permitted Acquisitions, Permitted Dispositions, issuances or incurrences of Permitted Indebtedness, and Permitted Investments, in each case, (A) outside of the ordinary course of business, (B) regardless of whether consummated and (C) to the extent not paid with the proceeds of any Equity Issuance, and

(xvii)

without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies arising in respect of any transactional or restructuring or business optimization actions taken and projected by the Borrowers in good faith to be realized no later than 12 months after the consummation thereof (as though such cost savings, operating expense reductions and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings, operating reductions and synergies are factually supportable and approved in writing by the Agent and the Required Lenders and (B) no such cost savings, operating expense reductions or synergies shall be included in the calculation of Consolidated EBITDA pursuant to this clause (xvii) to the extent duplicative of any expenses or charges or other amounts otherwise included in the calculation of Consolidated EBITDA (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken),

(xviii)

     restructuring and transition costs and charges incurred on or before December 31, 2020 in connection with the closure of business operations in Dongguan, China, not to exceed (A) with respect to cash restructuring costs, $2,300,000, (B) with respect to write-offs of accounts receivable, $1,623,000, and (C) with respect to write-offs of Inventory, $1,607,000; provided that any amount added back under clauses (B) or (C) hereof shall reduce Consolidated EBITDA dollar-

074658.01845/123458281v.1

for-dollar in any future period to the extent that any write-offs taken pursuant to clauses (B) or (C) hereof are reversed, or otherwise the subject of any gain, in such future period,
(xix)

     (A) non-recurring labor costs, temporary employee bonuses to reduce absenteeism, personal protective equipment costs, facility sanitization costs, and excess freight and logistics costs, in an aggregate amount not to exceed (1) $200,000 for the Fiscal Quarter ended March 31, 2020, (2) $1,000,000 for the Fiscal Quarter ending June 30, 2020, and (3) $1,500,000 for the Fiscal Quarter ending September 27, 2020 and (4) $1,100,000 for the Fiscal Quarter ending December 31, 2020, and (B) non-recurring duplicative labor costs incurred in Mexico due to government mandated stay-at-home orders for employees considered to be at-risk, and excess employee transportation costs incurred in Mexico related to increased transportation rates and additional buses to support social distancing, in an aggregate amount not to exceed $500,000 for each of the Fiscal Quarters ending March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021; and

(xx)

     (A) restructuring and severance charges, accruals and reserves in connection with permanent headcount reductions, in an aggregate amount not to exceed (1) $844,000 with respect to employees at the Zacatecas, Mexico facility and (2) $156,000 with respect to corporate selling, general and administrative employees, in the case of clauses (1) and (2), for the period from June 1, 2020, to and including July 31, 2020, (B) cash severance and other facility closure and relocation costs relating to the closure of the Zacatecas, Mexico facility, in an aggregate amount not to exceed $4,000,000, for the period beginning on the Seventh Amendment Effective Date and ending on June 30, 2021, and (C) write-offs of accounts receivable, inventory and fixed assets relating to the closure of the Zacatecas, Mexico facility, in an aggregate amount not to exceed $1,500,000, for the period beginning on the Seventh Amendment Effective Date and ending on June 30, 2021.

minus

(c)	without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:
(i)	any credit for United States federal income taxes or other taxes measured by net income,
(ii)	any gain from Extraordinary Items,
(iii)	any aggregate net gain from the Disposition of property (other than accounts and Inventory) outside the ordinary course of business,
(iv)	any other non-cash gain, including any reversal of a charge referred to in clause (b)(ix) above by reason of a decrease in the value of any Equity Interest, and
(v)	any other non-cash gain, including any reversal of a charge referred to in clause (b)(xx) above;

in each case, determined on a consolidated basis in accordance with GAAP.

074658.01845/123458281v.1

Notwithstanding the foregoing, for the purposes of calculating Consolidated EBITDA as of any date of measurement ending on or before September 30, 2019, Consolidated EBITDA for any of the following periods included in the 4 Fiscal Quarter period ending on such measurement date shall be deemed to be equal to the following amounts for such period: (1) $3,004,364 for the Fiscal Quarter ended March 31, 2018, (2) $3,949,268 for the Fiscal Quarter ended June 30, 2018, and (3) $5,812,853 for the Fiscal Quarter ended September 30, 2018.

Notwithstanding the foregoing, in the case of SMTC and its Subsidiaries:

(A)

there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by SMTC or any of its Subsidiaries during such period to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired and not subsequently so disposed of, an "Acquired Entity or Business") based on the Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) determined on a historical pro forma basis; and

(B)

there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by SMTC or any of its Subsidiaries during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a "Sold Entity or Business") based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis.

"Consolidated Net Income" means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded:  (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

"Consolidated Net Interest Expense" means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense)

074658.01845/123458281v.1

and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Covered Entity” shall mean (a) each Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.11(b) hereof.

“Daily  LIBOR  Rate”  shall  mean,  for  any  day, the rate per annum determined  by  the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00, minus the Reserve Percentage.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall have the meaning set forth in Section 2.23(a) hereof.

“Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(b) hereof.

"Disposed EBITDA" means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined in accordance with the definition of "Consolidated EBITDA").

"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable,

074658.01845/123458281v.1

pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations and the termination of the Loan Documents), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 6 months after the stated maturity date of the Loans.

“Documents” shall have the meaning set forth in Section 8.1(c) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Foreign Holdco” means any Domestic Subsidiary substantially all of the assets of which consist of the equity interests of one or more Foreign Subsidiaries that is a CFC (excluding for purposes of this determination, any intercompany indebtedness of such Foreign Subsidiaries).

"Domestic Loan Party" means any Loan Party that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States (but excluding any territory or possession thereof).

“Domestic Subsidiary Stock” shall mean all of the issued and outstanding shares of the Equity Interests of HTM, SMTC Mex, SMTC California, MC Assembly Holdings, MC Test, MC Assembly, MC Assembly International and any other Borrowers.

“Drawing Date” shall have the meaning set forth in Section 2.12(b) hereof.

“Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.

“Earnout Payments” means the Earnout Payments (as defined in the Acquisition Agreement) as described in Section 1.8 of the Acquisition Agreement.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or

074658.01845/123458281v.1

Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).

“Eligible Consigned Inventory” shall mean Inventory that would be Eligible Inventory but for the fact that it is Consigned Inventory, but only if (a) such Inventory is located with [***] (“[***]”) or in-transit between [***] warehouse in [***] to its warehouse in [***], (b) such Inventory is located with [***] for purchase by [***], (c) Agent has received and been reasonably satisfied with its review of the consignment agreement between the applicable Loan Party and [***], (d) the applicable Loan Party has duly filed a Uniform Commercial Code filing, as applicable, as to such consignment arrangement with respect to [***] and assigned such filing to Agent, (e) all applicable notices to the holders of Liens with respect to the inventory of [***] have received notice of such Loan Party’s and Agent’s interests and (f) Agent has received a Lien Waiver Agreement satisfactory to Agent in its Permitted Discretion, duly executed by [***].

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Inventory” shall mean and include Inventory, including work in process, with respect to each Borrower, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s Permitted Discretion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance).  In addition, Inventory shall not be Eligible Inventory if it (i) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, (ii) is in transit, (iii) is located outside of the continental United States of America or Mexico or at a location that is not otherwise in compliance with this Agreement, (iv) constitutes Consigned Inventory, other than Eligible Consigned Inventory, (v) is the subject of an Intellectual Property Claim; (vi) is subject to a License Agreement or other agreement that limits, conditions or restricts any Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement; (vii) is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement; or (viii) or if the sale of such Inventory would result in an ineligible Receivable.

“Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable of such Borrower arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate.  A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent.  In addition, no Receivable shall be an Eligible Receivable if:

(a)it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

074658.01845/123458281v.1

(b)it is due or unpaid more than (i) sixty (60) days after the original due date or (ii) (1) ninety (90) days after the original invoice date for all Customers other than Specified Customers and (2) one hundred twenty (120) days after the original invoice date for all Specified Customers; provided that the Eligible Receivables under clause (ii)(2) hereof, shall not exceed $5,000,000 in the aggregate at any time;

(c)fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder.  Such percentage may, in Agent’s Permitted Discretion, be increased or decreased from time to time;

(d)any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e)the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case or proceeding under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f)the sale is to a Customer outside the United States of America or Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion, or such Receivable is subject to credit insurance acceptable to Agent;

(g)the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h)the Receivables are due from The Lincoln Electric Company after the Borrowers have sold any Receivable due from The Lincoln Electric Company pursuant to the WF Factoring Agreement;

(i)the Customer is the United States of America, any state, or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances (if any);

(j)the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k)Reserved.

074658.01845/123458281v.1

(l)the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason (but only to the extent of such offset, deduction, defense, dispute, counterclaim or contingency);

(m)the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n)any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed in writing or if such Borrower has knowledge of such dispute;

(o)such Receivable is not payable to a Borrower; or

(p)such Receivable is not otherwise satisfactory to Agent as determined in its Permitted Discretion.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to each Borrower all of such Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

"Equity Documents" means each of the following (as defined in the Term Loan Agreement as in effect on the Closing Date):

(a)the Registration Rights Agreement, duly executed by SMTC;

(b)the Warrants, duly executed by SMTC; and

(c)each Subscription Agreement, duly executed by SMTC.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, unlimited liability member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in

074658.01845/123458281v.1

Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “Eurodollar Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or (x) if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Eurodollar Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error), (y) if the LIBOR Rate is unascertainable as set forth in Section 3.8.2, a comparable replacement rate determined in accordance with Section 3.8.2), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the Eurodollar Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date.  Agent shall give reasonably prompt notice to the Borrowing Agent of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

“Eurodollar Termination Date” shall have the meaning set forth in Section 3.8.2(a) hereof.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” (a) all assets or property, other than Inventory and Accounts, of a Loan Party that would otherwise be included as Collateral but for the express terms of (i) any permit, lease, license, contract or other agreement or instrument constituting or applicable to such asset or (ii) applicable Law (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity) that, in each case, prohibits the grant of a security interest in and to such asset or property or under which the grant of a security interest in and to such asset or property would impair the validity or

074658.01845/123458281v.1

enforceability of such asset or property (including any United States intent-to-use trademark applications); provided, however, that such assets or property shall constitute “Excluded Assets” only to the extent and for so long as such permit, lease, license, contract or other agreement or applicable Law validly prohibits the creation of a Lien on such property in favor of Agent and, upon the termination of such prohibition (by written consent or in any other manner), such property shall cease to constitute “Excluded Assets”; (b) voting Equity Interests of any first-tier Foreign Subsidiary that is a CFC or any first-tier Subsidiary that is a Domestic Foreign Holdco in excess of 65% of the aggregate voting Equity Interests of such first-tier Foreign Subsidiary or Domestic Foreign Holdco, (c) to the extent that applicable Law requires that a Subsidiary of any Loan Party issue nominee or directors’ qualifying shares, such nominee or qualifying shares, (d) property subject to a purchase money security interest or Capital Lease Obligations permitted to be incurred or provided under any Loan Document to the extent and for so long as the contract, agreement or other document in which such Lien is granted (or the documentation providing for such purchase money security interest or capital lease) prohibits the creation of a Lien of the type that would be provided under this Agreement on such property or would require the consent of any Person which has not been obtained and (e) other assets to the extent Agent determines in its reasonable judgment that the cost of obtaining such pledge or security interest is excess in relation to the benefit thereof; provided, however, that Excluded Assets shall not include any proceeds of property described in clauses (a) through (e) above (unless such proceeds are also described in such clauses).

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof or any successor provision that is substantively the equivalent thereof (and, in each case, any regulations promulgated thereunder or official interpretations thereof).

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error); provided, however; that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the

074658.01845/123458281v.1

rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.

“Fee Letter” shall mean the fee letter dated the Closing Date among Borrowers and PNC.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, minus Unfunded Capital Expenditures made by such Person and its Subsidiaries during such period, minus income taxes paid or payable by such Person and its Subsidiaries during such period, to (b) the sum of (i) all principal payments of Indebtedness of such Person and its Subsidiaries scheduled to be paid during such period (excluding prepayments under the Term Loan Agreement permitted under Section 7.17 hereunder) to the extent there is an equivalent permanent reduction in the commitments thereunder, plus (ii) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, plus (iii) cash dividends or distributions paid, or  the purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by such Person or any of its Subsidiaries, in respect of the Equity Interests of such Person or any of its Subsidiaries (other than dividends or distributions paid by a Loan Party to any other Loan Party) during such period.

Notwithstanding the foregoing, for the purposes of calculating the Fixed Charge Coverage Ratio as of any date of measurement ending on or before September 30, 2019, (a) Unfunded Capital Expenditures described in clause (a) of the definition of Fixed Charge Coverage Ratio for any of the following periods included in the four fiscal quarter period ending on such measurement date shall be deemed to be equal to the following amounts for such period: (1) $569,005 for the fiscal quarter ended March 31, 2018, (2) $3,477,868 for the fiscal quarter ended June 30, 2018, and (3) $2,620,380 for the fiscal quarter ended September 30, 2018, (b) income taxes described in clause (a) of the definition of Fixed Charge Coverage Ratio for any of the following periods included in the four fiscal quarter period ending on such measurement date shall be deemed to be equal to the following amounts for such period: (1) $27,036 for the fiscal quarter ended March 31, 2018, (2) $336,778 for the fiscal quarter ended June 30, 2018, and (3) $253,250 for the fiscal quarter ended September 30, 2018, and (c) the sum described in clause (b) of the definition of Fixed Charge Coverage Ratio for any of the following periods included in the four fiscal quarter period ending on such measurement date shall be deemed to be equal to the following amounts for such period: (1) $2,369,574 for the fiscal quarter ended March 31, 2018, (2) $2,369,574 for the fiscal quarter ended June 30, 2018, and (3) $2,369,574 for the fiscal quarter ended September 30, 2018.

"Foreign Loan Party" means any Loan Party that is organized under the laws of a jurisdiction other than any state of the United States of America or the District of Columbia.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not organized or incorporated in the United States or any State or territory thereof.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“Fourth Amendment" means that certain Fourth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of June 26, 2020, by and among the Loan Parties, the Lenders party thereto and the Agents.

074658.01845/123458281v.1

“Fourth Amendment Effective Date" shall mean June 26, 2020.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time, subject to Section 1.1 hereof.

“General Intangibles” shall mean and include as to each Borrower all of such Borrower’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, industrial designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Acts” shall have the meaning set forth in Section 2.17 hereof.

“Governmental Body” shall mean any nation or government, any state, provincial or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Gross-Up Payments” shall have the meaning set forth in Section 3.10 hereof.

“Guarantor” shall mean each of SMTC de Chihuahua, Radio Componentes, MC Assembly Holdings, MC Assembly Mexico and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor.

“Guaranty” shall mean any guaranty of any Borrower, as applicable, executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et  seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

074658.01845/123458281v.1

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean the liabilities of Borrower to the provider of any Lender-Provided Interest Rate Hedge or Lender-Provided Other Hedge.

"Holding Company" means the Loan Parties listed on Schedule 1.01(C).

"Inactive Subsidiary" means each Subsidiary of SMTC listed on Schedule 1.01(E).  Notwithstanding the foregoing, no Subsidiary that is required to become a Borrower or Guarantor shall constitute an Inactive Subsidiary.

“Increasing Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (including any earn-out (other than any earn-out payable in connection with the Acquisition), purchase price adjustment (other than in respect of a working capital adjustment) or similar obligation, but excluding any trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis satisfactory to the Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (valued at the lesser of the principal amount of such obligation and the value of the property subject to any such Lien).  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venture.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

074658.01845/123458281v.1

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, industrial design, trade secret or license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

"Intercompany Subordination Agreement" shall mean an Intercompany Subordination Agreement made by SMTC and its Subsidiaries in favor of Agent for the benefit of the Agents and the Lenders,

“Intercreditor Agreements” shall mean that certain Intercreditor Agreement, dated as of the Closing Date, by and between Agent and Term Loan Agent, and acknowledged by Borrowers and Guarantors, as amended from time to time in accordance with the express terms thereof.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate” shall mean (a) with respect to Domestic Rate Loans to Borrowers, an interest per annum equal to the sum of the Alternate Base Rate plus the Applicable Margin, and (b) with respect to Eurodollar Rate Loans, an interest rate per annum equal to the sum of the Eurodollar Rate plus the Applicable Margin.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Borrower or its Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Inventory” shall mean and include as to each Borrower all of such Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment Property” shall mean and include as to each Borrower, all of such Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts, futures contracts, commodities accounts and futures accounts.

“ISP99 Rules” shall have the meaning set forth in Section 2.10(b) hereof.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms hereof.

074658.01845/123458281v.1

“Leasehold Interests” shall mean all of each Borrower’s right, title and interest in and to, and as lessee, of the premises identified on Schedule 4.19(A) hereto.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender Default” shall have the meaning set forth in Section 2.23(a) hereof.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which Agent confirms meets the following requirements: such Interest Rate Hedge (i) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner and (ii) is entered into for hedging (rather than speculative) purposes.  The liabilities of any Borrower to the provider of any Lender-Provided Interest Rate Hedge shall be “Obligations” hereunder, guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents.

“Lender-Provided Other Hedge” shall mean an Other Hedge which is provided by any Lender and with respect to which Agent confirms meets the following requirements: such Other Hedge (i) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (ii) is entered into for hedging (rather than speculative) purposes.  The liabilities of any Borrower to the provider of any Lender-Provided Other Hedge shall be “Obligations” hereunder, guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents.

“Letter of Credit Application” shall have the meaning set forth in Section 2.10(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.12(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2(a) hereof.

“Letter of Credit Sublimit” shall mean an amount equal to $5,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.9 hereof.

“License Agreement” shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower’s business operations.

“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such

074658.01845/123458281v.1

Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-a-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, title retention right, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent and Term Loan Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive or subordinate any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.

"Liquidity" means, at any time, the sum of (a) Undrawn Availability plus (b) Qualified Cash, in each case, at such time.

“Loan Documents” means this Agreement together with each Other Document.

“Loan Party” means any Borrower and any Guarantor.

“Material Adverse Effect” shall mean a material adverse effect on any of (a) the operations, assets, liabilities or financial condition of the Loan Parties taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform any of their obligations under any Loan Document, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of any Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Agent for the benefit of the Agents and the Lenders on Collateral having a fair market value in excess of $500,000.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of Borrowers, which are material to any Borrower’s business or which, the failure to comply with, could reasonably be expected to result in a Material Adverse Effect.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Revolving Advance Amount” shall mean $65,000,000.

074658.01845/123458281v.1

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“MC Assembly Holdings” shall mean MC Assembly Holdings, Inc., a Delaware corporation.

“MC Assembly” shall mean MC Assembly LLC, a Delaware LLC.

“MC Assembly International” shall mean MC Assembly International LLC, a Delaware limited liability company.

“MC Assembly Mexico” shall mean MC Assembly Mexico S. de R.L. de C.V., a corporation organized under the laws of Mexico.

“MC Test Service” shall mean MC Test Service, Inc., a Florida corporation.

“Mexican Security Agreements” shall mean and include any security documents executed and or delivered by SMTC Mex, SMTC de Chihuahua, Radio Componentes or MC Assembly Mexico to Agent.

“Mexican Subsidiary Stock” shall mean all of the issued and outstanding shares of the Equity Interests of SMTC de Chihuahua, Radio Componentes and MC Assembly Mexico.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five (5) years, were required, by any Borrower or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“New Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Net Invoice Cost” shall mean, with respect to Equipment, the net invoice cost of such Equipment (excluding taxes, shipping, delivery, handling, installation, overhead and other so called “soft” costs).

“Non-Defaulting Lender” shall have the meaning set forth in Section 2.23(b) hereof.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Notes” shall mean the Revolving Credit Notes; each a “Note”.

074658.01845/123458281v.1

“Obligations” shall mean and include any and all loans (including without limitation, all Advances) debts, liabilities, obligations, covenants and duties owing by any Borrower to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon, and any costs and expenses of any Person payable by any Borrower and any indemnification obligations payable by any Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowable or allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of any Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lenders and any Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agent or Lenders to perform acts or refrain from taking any action.

“Order” shall have the meaning set forth in Section 2.18 hereof.

“Ordinary Course of Business” shall mean with respect to any Borrower, the ordinary course of such Borrower’s business as conducted on the Closing Date.

“Other Documents” shall mean the Note, the Perfection Certificates, the Pledge Agreements, any Guaranty, any Guarantor Security Agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Other Hedge, the Intercreditor Agreements, the Mexican Security Agreements, the Subordination Agreements, any other foreign security agreement and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Other Hedge” shall mean any foreign exchange, currency swap or other similar arrangements designed to protect against fluctuations in currency values.

074658.01845/123458281v.1

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(b) hereof.

“Overadvance Threshold Amount” shall have the meaning set forth in Section 16.2(b) hereof.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.12(d) hereof.

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Payee” shall have the meaning set forth in Section 3.10 hereof.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by Borrower or any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by Borrower or any entity which was at such time a member of the Controlled Group.

“Perfection Certificates” shall mean collectively, the Perfection Certificates and the responses thereto provided by Borrowers and Guarantors and delivered to Agent.

"Permitted Acquisition" means any acquisition by a Loan Party or any wholly-owned Subsidiary of a Loan Party to the extent that each of the following conditions shall have been satisfied:

(d)no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(e)to the extent the acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 8.2 shall have been satisfied;

074658.01845/123458281v.1

(f)the Borrowers shall have furnished to the Agent at least 15 Business Days prior to the consummation of such acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such acquisition) and, at the request of Agent, such other information and documents that Agent may request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (ii) pro forma financial statements of the SMTC and its Subsidiaries after the consummation of such acquisition, (iii) a certificate of the chief financial officer of the SMTC, demonstrating on a pro forma basis compliance, as at the end of the most recently ended fiscal quarter for which internally prepared financial statements are available, with all covenants set forth in Section 6.5 hereof after the consummation of such acquisition, and (iv) copies of such other agreements, instruments or other documents as Agent shall reasonably request;

(g)the agreements, instruments and other documents referred to in paragraph (c) above shall provide that (i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such acquisition, assume or remain liable in respect of any Indebtedness other obligation of the serller(s) (except for obligations incurred in the ordinary course of business in operating the property so acquired and necessary or desirable to the continued operation of such property and except for Permitted Indebtedness), and (ii) all property to be so acquired in connection with such acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii) then concurrently with such acquisition such Lien shall be released);

(h)such acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned either by a Loan Party or a wholly-owned Subsidiary of a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person;

(i)the Borrowers shall have Liquidity in an amount equal to or greater than $15,000,000 immediately after giving effect to the consummation of the proposed Acquisition;

(j)the assets being acquired or the Person whose Equity Interests are being acquired did not have negative Consolidated EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition;

(k)the assets being acquired (other than assets which are not material in value in relation to the Loan Parties' and their Subsidiaries' total assets on a pro forma basis), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto;

(l)the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States;

074658.01845/123458281v.1

(m)such Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, SMTC or any of its Subsidiaries or an Affiliate thereof;

(n)any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.12(a) on or prior to the date of the consummation of such Acquisition and Agent shall have received a first-priority security interest in all acquired assets or Equity Interests, subject to documentation satisfactory to Agent;

(o)the Purchase Price payable in respect of (i) any single Acquisition or series of related Acquisitions shall not exceed $15,000,000 in the aggregate; provided that the Purchase Price payable in respect of any Acquisition or series of related Acquisitions in excess of $3,500,000 shall be funded solely with the proceeds of any issuance or contribution to Qualified Equity Interest, and (ii) all Acquisitions (including the proposed Acquisition) shall not exceed $25,000,000 during the term of this Agreement; provided that the aggregate Purchase Price payable in respect of all Acquisitions (including the proposed Acquisition) during the term of this Agreement in excess of $5,000,000 shall be funded solely with the proceeds or any issuance of or contribution to Qualified Equity Interest in connection therewith; and

(p)no assets acquired in any such transaction(s) shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Agent.

“Permitted Discretion” shall mean, with respect to Agent, the exercise in good faith of its reasonable business judgment from the perspective of an asset based lender.

"Permitted Disposition" means:

(a)sale of Inventory in the ordinary course of business;

(b)licensing, on a non-exclusive basis, Intellectual Property rights in the ordinary course of business;

(c)leasing or subleasing assets in the ordinary course of business;

(d)(i) the lapse of registered Intellectual Property of the SMTC and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Agent and Lenders;

(e)any involuntary loss, damage or destruction of property;

(f)any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

074658.01845/123458281v.1

(g)so long as no Event of Default has occurred and is continuing or would result therefrom, transfers of assets (i) from SMTC or any of its Subsidiaries (other than the Borrowers) to a Loan Party (other than SMTC), and (ii) from any Subsidiary of SMTC that is not a Loan Party to any other Subsidiary of SMTC;

(h)Disposition of surplus, obsolete or worn-out equipment or equipment which is otherwise not used or useful in the business of SMTC and its Subsidiaries or the disposition of equipment in connection with the exchange or replacement thereof;

(i)Disposition of non-core assets acquired pursuant to any Permitted Acquisition that are (i) surplus or otherwise not used in the business of SMTC and its Subsidiaries and (ii) Disposed of within twelve months of the date of such Permitted Acquisition; and

(j)Disposition of property or assets not otherwise permitted in clauses (a) through (i) above for cash in an aggregate amount not less than the fair market value of such property or assets;

(k)the sale of Receivables due from The Lincoln Electric Company on a non-recourse basis to Wells Fargo pursuant to that certain Receivables Purchase Agreement, dated as of [ ], 2020, by and between SMTC and Wells Fargo Bank, National Association (the “WF Factoring Agreement”) in an aggregate amount not exceeding $2,000,000 in any Fiscal Year; provided, that all proceeds of the sale of Receivables pursuant to the WF Factoring Agreement shall be deposited in a Blocked Account;

provided that the Net Cash Proceeds of such Dispositions (including the proposed Disposition) (1) in the case of clause (j) above, do not exceed $1,000,000 in the aggregate in any Fiscal Year and (2) in all cases, are, subject to the Intercreditor Agreement, paid to the Agent for the benefit of the Agents and the Lenders and application to the Obligations (and any such excess applied as required pursuant to the Intercreditor Agreement).

"Permitted Indebtedness" means:

(a)any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b)any other Indebtedness listed on Schedule 5.8(b), and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c)Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(d)Permitted Intercompany Investments;

(e)Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;

(f)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of

074658.01845/123458281v.1

the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(g)the incurrence by any Loan Party of Indebtedness under Interest Rate Hedge that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party's operations and not for speculative purposes;

(h)Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called "procurement cards" or "P-cards") or other similar cash management services, in each case, incurred in the ordinary course of business;

(i)contingent liabilities in respect of any indemnification obligation, working capital adjustment, tax gross-up, make-whole, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions;

(j)Indebtedness of a Person whose assets or Equity Interests are acquired by SMTC or any of its Subsidiaries in a Permitted Acquisition in an aggregate amount not to exceed $1,000,000 at any one time outstanding; provided, that such Indebtedness (i) is either Permitted Purchase Money Indebtedness or a Capitalized Lease with respect to equipment or mortgage financing with respect to a Facility, (ii) was in existence prior to the date of such Permitted Acquisition, and (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition;

(k)[reserved];

(l)Indebtedness not otherwise permitted hereby which is unsecured in an aggregate amount not exceeding $500,000 at any time outstanding;

(m)Term Loan Obligations in an aggregate principal amount not to exceed the Maximum Term Loan Obligations (as defined in the Intercreditor Agreement), so long as such Term Loan Obligations are subject to the terms and conditions of the Intercreditor Agreement; and

(n)Subordinated Indebtedness in an aggregate amount not exceeding $1,000,000 at any time outstanding.

"Permitted Intercompany Investments" means Investments made by (a) a Domestic Loan Party to or in another Domestic Loan Party (other than a Holding Company), (a) a Foreign Loan Party to or in another Foreign Loan Party (other than a Holding Company), (a) a Domestic Loan Party to or in a Foreign Loan Party (other than a Holding Company) or other Foreign Subsidiary in an aggregate amount for all such Investments not to exceed, during any fiscal month of SMTC and its Subsidiaries, amounts (i) that are reasonably expected by SMTC to be used to fund operations of such Persons for such fiscal month substantially consistent with past practices and (ii) that do not result in any failure by the Loan Parties to be in compliance with the provisions of Section 7.18, (a) a Foreign Loan Party to or in a Domestic Loan Party (other than a Holding Company), (a) a Subsidiary that is not a Loan Party to or in another Subsidiary that is not a Loan Party, (a) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a

074658.01845/123458281v.1

loan or advance, the parties thereto are party to the Intercompany Subordination Agreement, (a) a Loan Party to or in a Subsidiary that is not a Loan Party, so long as (i) the aggregate amount of all such Investments made by the Loan Parties to or in Subsidiaries that are not Loan Parties does not exceed $750,000 at any time outstanding, (i) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment, and (i) the Borrowers have Liquidity of not less than $15,000,000 after giving effect to such Investment, and (h) solely to facilitate the closure of business operations in Dongguan, China, a Domestic Loan Party to or in SMTC Dongguan, so long as (i) such Investments are made prior to March 31, 2020, (ii) the aggregate amount of all such Investments does not exceed $2,300,000 during the term of this Agreement, (iii) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment, (iv) the Borrowers have Liquidity of not less than (A) at any time on or before December 31, 2019, $5,000,000, and (B) at any time after December 31, 2019, and on or before March 31, 2020, $7,500,000, in each case, after giving effect to such Investment, and (v) such Investments do not result in any failure by the Loan Parties to be in compliance with the provisions of Section 7.18.

"Permitted Investments" means:

(a)Investments in cash and Cash Equivalents;

(b)Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)advances made in connection with purchases of goods or services in the ordinary course of business;

(d)Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e)Investments existing on the date hereof, as set forth on Schedule 1.01(f) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(f)Permitted Intercompany Investments; and

(g)Permitted Acquisitions.

"Permitted Liens" means:

(a)Liens securing the Obligations;

(b)Liens for taxes, assessments and governmental charges the payment of which is not required under Section 4.13;

(c)Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing

074658.01845/123458281v.1

obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)Liens described on Schedule 1.2, provided that any such Lien shall only secure the Indebtedness that it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;

(e)purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property and (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof;

(f)deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g)with respect to any real property, easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business;

(h)Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or contractual obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i)the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a capitalized lease), in each case extending only to such personal property;

(j)non-exclusive licenses of Intellectual Property rights in the ordinary course of business;

(k)judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default;

(l)rights of set-off or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

074658.01845/123458281v.1

(m)Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(n)Liens assumed by SMTC and its Subsidiaries in connection with a Permitted Acquisition that secure Indebtedness permitted by clause (j) of the definition of Permitted Indebtedness;

(o)Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(p)Liens securing the Indebtedness permitted under clause (m) of the definition of Permitted Indebtedness, so long as such Liens are subject to the terms and conditions of the Intercreditor Agreement; and

(q)Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $250,000.

"Permitted Purchase Money Indebtedness" shall mean as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred to finance the acquisition of any fixed or tangible assets secured by a Lien permitted under clause (e) of the definition of "Permitted Liens" (or to finance construction-related costs at the Loan Parties’ Chihuahua, Mexico facility with the proceeds of a financing facility provided by AVT California, L.P. to the Loan Parties in an aggregate amount not to exceed $800,000); provided that (a) such Indebtedness is incurred within 20 days after such acquisition, except with respect to financing provided by Mazuma Capital Corp for any such fixed or tangible assets acquired prior to the Fifth Amendment Effective Date, (b) such Indebtedness when incurred shall not exceed the purchase price of the asset financed (or, in the case of the financing facility provided by AVT California, L.P. described above, the construction costs financed) and (c) the aggregate principal amount of all such Indebtedness shall not exceed $5,500,000 at any time outstanding.

"Permitted Refinancing Indebtedness" means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:

(a)upon giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);

(b)such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified;

074658.01845/123458281v.1

(c)such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and

(d)the Indebtedness that is extended, refinanced or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

"Permitted Restricted Payments" means any of the following Restricted Payments made by:

(a)any Loan Party to SMTC in amounts necessary to pay taxes and other customary expenses as and when due and owing by SMTC in the ordinary course of its business (including salaries and related reasonable and customary expenses incurred by employees of SMTC),

(b)any Loan Party to SMTC in amounts necessary to pay any amounts as and when due and owing by SMTC under any Equity Document,

(c)any Subsidiary of SMTC to its direct parent, and

(d)SMTC to pay dividends in the form of Qualified Equity Interests.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, unlimited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA that is a Pension Benefit Plan, a Multiemployer Plan, or a welfare plan which provides self insured benefits and that is maintained by any Borrower or any member of the Controlled Group or any such Plan to which any Borrower or any member of the Controlled Group is required to contribute on behalf of any member of the Controlled Group.

“Pledge Agreements” shall mean, collectively, that certain Amended and Restated Collateral Pledge Agreement executed by (i) SMTC pledging the Equity Interests of HTM, SMTC Nova Scotia Company and MC Assembly Holdings; (ii) HTM pledging the Equity Interests of SMTC California; (iii) SMTC Mex pledging the Equity Interests of SMTC de Chihuahua; (iv) SMTC de Chihuahua pledging the Equity Interests of Radio Componentes; (v) [reserved]; (vi) [reserved]; (vii) MC Assembly Holdings pledging the Equity Interests of MC Test; (viii) MC Test pledging the Equity Interests of MC Assembly International, MC Assembly and MC Assembly Mexico; and (ix) MC Assembly International pledging the Equity Interests of MC Assembly Mexico, in each case dated as of the Closing Date, and any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

074658.01845/123458281v.1

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness could not reasonably be expected to have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Published  Rate”  shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the  caption  “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the Eurodollar Rate for a one month period as published in another publication selected by the Agent in its reasonable discretion).

"Purchase Price" means, with respect to any Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Equity Interests of any Loan Party or any of its Subsidiaries issued in connection with such Acquisition), paid or delivered by a Loan Party or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, royalty payments, payments allocated towards non-compete covenants, payments to principals for consulting services or other similar payments) in connection with such Acquisition, plus (b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of SMTC and its Subsidiaries upon giving effect to such Acquisition, plus (c) the aggregate amount of all transaction fees, costs and expenses incurred by SMTC or any of its Subsidiaries in connection with such Acquisition.

074658.01845/123458281v.1

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

"Qualified Cash" means, as of any date of determination, the aggregate amount of unrestricted cash on-hand of the Loan Parties maintained in Depository Accounts or Blocked Accounts in the name of a Loan Party in the United States as of such date, which in any case are subject to perfected security interests in favor of the Obligations.

"Qualified Equity Interests" means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Radio Componentes” shall mean Radio Componentes de Mexico, S.A. de C.V., a corporation organized under the laws of Mexico.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of each Borrower’s right, title and interest in and to the owned and leased premises identified on Schedule 4.19 hereto or which is hereafter owned or leased by any Borrower.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receiver” shall have the meaning set forth in Section 11.1(c) hereof.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.12(b)hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

074658.01845/123458281v.1

“Reportable Event” shall mean a reportable event described in Section 4043 of ERISA or the regulations promulgated thereunder, other than those events as to which the thirty (30) day notice period referred to in Section 4043(c) of ERISA have been waived.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Required Lenders” shall mean Lenders holding at least sixty six and two-thirds percent (66-2/3%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding sixty six and two-thirds percent (66-2/3%) of the Revolving Commitment Percentage; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders.

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Revolving Advances” shall mean all Advances other than Letters of Credit.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

“Revolving Commitment Amount” shall mean, (a) as to any Lender other than a New Lender, the Revolving Commitment amount (if any) set forth below such Lender’s name on the signature page hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (b) as to any Lender that is a New Lender, the Revolving Commitment amount provided for in the joinder signed by such New Lender under Section 2.24(a)(x) hereof, in each case as the same may be adjusted upon any increase by such Lender pursuant to Section 2.24 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Revolving Commitment Percentage” shall mean, (a) as to any Lender other than a New Lender, the Revolving Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (b) as to any Lender that is a New Lender, the Revolving Commitment Percentage provided for in the joinder signed by such New Lender under Section 2.24(a)(ix) hereof, in each case as the same may be adjusted upon any increase in the Maximum Revolving Advance Amount pursuant to

074658.01845/123458281v.1

Section 2.24 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean (a) with respect to Domestic Rate Loans to Borrowers, an interest rate per annum equal to the Alternate Base Rate plus the Applicable Margin, and (b) with respect to Eurodollar Rate Loans, an interest rate per annum equal to the sum of the Eurodollar Rate plus the Applicable Margin.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Amendment Closing Date” shall mean August [  ], 2019.

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement Date” shall mean the Closing Date and thereafter Wednesday or Thursday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“SMTC de Chihuahua” shall mean SMTC de Chihuahua, S.A. de C.V., a corporation organized under the laws of Mexico.

SMTC Dongguan" means SMTC Electronics Dongguan Company Limited, a limited liability company organized under the laws of China.

“SMTC Massachusetts” shall mean SMTC Manufacturing Corporation of Massachusetts, a corporation organized under the laws of the Commonwealth of Massachusetts.

"Sold Entity or Business" has the meaning specified therefor in the definition of the term "Consolidated EBITDA."

“Specified Customers” shall mean certain Customers as the Borrowing Agent may request from time to time and which shall be approved in writing by the Agent in its sole discretion.

074658.01845/123458281v.1

“Subordination Agreements” shall mean, collectively or individually as the context may require, any subordination agreement entered into among any Person, Agent and Lenders.

"Subordinated Indebtedness" means Indebtedness of any Loan Party the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are satisfactory to the Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Agent and the Lenders.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Other Hedge.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean: (i) a Reportable Event with respect to any Plan; (ii) the withdrawal of any Borrower or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan; (v) any event or condition (a) which is reasonably expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (b) that is reasonably expected to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (vi) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan; (vii) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (viii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Borrower or any member of the Controlled Group.

“Term Loan Agent” shall mean TCW Asset Management Company, LLC.

“Term Loan Agreement” shall mean that certain Financing Agreement, dated as of the Closing Date, by and among the lenders from time to time party thereto, Term Loan Agent and Borrowers, as the same may be further amended, restated, supplemented or otherwise modified as permitted under the Intercreditor Agreement.

074658.01845/123458281v.1

“Term Loan Documents” shall mean, collectively, the Term Loan Agreement and each other “Other Document” as defined in the Term Loan Agreement, as the same may be amended, restated, supplemented or otherwise modified as permitted under the Intercreditor Agreement.

“Term Loan ECF Mandatory Prepayment Conditions” shall mean, on any applicable date of determination: (a) Liquidity shall be equal to or greater than $10,000,000 on such date, and (b) no Event of Default shall exist or shall have occurred and be continuing on such date.

"Term Loan Lenders" means the lenders from time to time party to the Term Loan Agreement.

“Term Loan Obligations” shall mean the “Obligations” under and as defined in the Term Loan Agreement.

“Term Loan Voluntary Prepayment Conditions” shall mean, on any applicable date of determination: (a) Liquidity shall be equal to or greater than $10,000,000 on such date, (b) no Event of Default shall exist or shall have occurred and be continuing on such date and (c) Loan Parties shall be in pro forma compliance with Section 6.5 and for the purposes of such calculation, clause (b)(i) of the Fixed Charge Coverage definition shall include the voluntary prepayment.

“Total Leverage Ratio” shall mean, for any Person and its Subsidiaries for any period of determination, the ratio of (a) Indebtedness described in clauses (a), (b), (c), (d), (e) and (f) in the definition thereof of such Person and its Subsidiaries as of the end of such period to (b) Consolidated EBITDA of such Person for such period. For all purposes of calculating the Total Leverage Ratio hereunder, the amount of Revolving Advances outstanding as of the end of any period shall be deemed to be an amount equal to the result of (i) the sum of the aggregate amount of Revolving Advances outstanding at the end of each Business Day during the most recently ended fiscal month of such period divided by (ii) the number of Business Days in such fiscal month. For the purpose of calculating the Total Leverage Ratio in determining the Applicable Margin, Consolidated EBITDA shall be calculated without giving effect to the addbacks in clauses (xv) – (xx) therein.

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances.  “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall have the meaning set forth in Section 5.5(a) hereof.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“UCP” shall have the meaning set forth in Section 2.10(b) hereof.

“Undrawn Availability” shall mean, on a particular date, an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of (i) the aggregate

074658.01845/123458281v.1

outstanding amount of Advances, plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days beyond their original due date, plus (iii) fees and expenses for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.

“Unfunded Capital Expenditures” shall mean Capital Expenditures made through Revolving Advances or out of Borrowers’ own funds other than through equity contributed subsequent to the Closing Date or purchase money or other financing or lease transactions permitted hereunder.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“Formula Amount” shall have the meaning set forth in Section 2.1(b).

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(b)(y)(iii) hereof.

“US Receivables Advance Rate” shall have the meaning set forth in Section 2.1(b)(y)(i)  hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

1.3.Uniform Commercial Code Terms.  All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein.  Without limiting the foregoing, the terms “accounts,” “chattel paper,” “commercial tort claims,” “instruments,” “general intangibles,” “goods,” “payment intangibles,” “proceeds,” “supporting obligations,” “securities,” “investment property,” “documents,” “deposit accounts,” “software,” “letter of credit rights,” “inventory,” “equipment” and “fixtures,” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code.  To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4.Certain Matters of Construction.

(a)General. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

074658.01845/123458281v.1

Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof.  All references herein to the time of day shall mean the time in New York, New York.  Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis.  Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”.  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or all Lenders, as applicable.  Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Borrower or (ii) the knowledge that a senior officer would have obtained after due inquiry, as may be necessary of the employees or agents of such Borrower reasonably expected to have actual knowledge of the fact or matter in question.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

1.5.Fiscal Year End.  For purposes hereunder, whenever a provision of this Agreement refers to a quarter ending March 31, June 30, September 30 or December 31 or a fiscal year ending December 31, such references shall mean the actual date closest to such date which corresponds with the end of Borrowers’ quarter end or fiscal year based on Borrowers’ accounting cycle, which is a 4-4-5 accounting cycle.

1.6LIBOR Notification.  Section 3.8.2 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of "Eurodollar Rate" or with respect to any alternative or successor rate thereto, or replacement rate therefor.

074658.01845/123458281v.1

II.ADVANCES, PAYMENTS.

2.1.Revolving Advances.

(a)Revolving Advances. Subject to the terms and conditions set forth in this Agreement including, without limitation, Sections 2.1(b), (c) and (d), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount minus the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit and (y) the Formula Amount.  The “Formula Amount” shall at all times be an amount equal to the sum of the following:

(i)up to 90%, subject to adjustment pursuant to the provisions of Sections 2.1(b) hereof (“Receivables Advance Rate”), of Eligible Receivables, plus

(ii)the sum of (I) up to the lesser of (A) 70%, subject to the provisions of Sections 2.1(b), (c) and (d) hereof, of the cost of Eligible Inventory consisting of finished goods or raw materials or (B) 85% of the appraised net orderly liquidation value of Eligible Inventory consisting of finished goods or raw materials (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) plus (II) the lesser of (A) up to 40%, subject to the provisions of Sections 2.1(b), (c) and (d) hereof, of the value of the Eligible Inventory consisting of work in process or (B) up to 50% of the appraised net orderly liquidation value of Eligible Inventory consisting of work in process (as evidenced by an Inventory appraisal satisfactory to Agent  in its sole discretion exercised in good faith) (as applicable, the “Inventory Advance Rate” and together with the Receivables Advance Rate, the “Advance Rates”), minus

(iii)the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit, minus

(iv)such reserves as Agent may deem proper and necessary from time to time in its Permitted Discretion.

The Revolving Advances shall be evidenced by secured promissory notes (which may be amended and restated promissory notes), issued by the Borrowers with respect to their Revolving Advances (collectively, the “Revolving Credit Notes”) substantially in the form attached hereto as Exhibits 2.1. Notwithstanding anything to the contrary set forth herein, Eligible Inventory consisting of work in process shall not be included in the Formula Amount until Agent has received an updated inventory appraisal in form and substance satisfactory to Agent in its sole discretion.

(b)Discretionary Rights.  The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its reasonable discretion in the exercise of its Permitted Discretion based on Agent’s review of updated Inventory appraisals, field examinations or other Collateral evaluations.  Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent.  The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

074658.01845/123458281v.1

(c)Sublimit for Revolving Advances made against Inventory.  The aggregate amount of Revolving Advances made to Borrowers against (i) Eligible Inventory shall not exceed $37,500,000 in the aggregate at any time outstanding; (ii) Eligible Inventory located in Mexico in the aggregate shall not exceed $17,500,000 in the aggregate at any time outstanding, (iii) Eligible Consigned Inventory shall not exceed $2,000,000 in the aggregate at any time outstanding and (iv) Eligible Inventory consisting of work in process (1) located in the United States shall not exceed $2,500,000 in the aggregate at any time and (2) located in Mexico shall not exceed $2,500,000 in the aggregate at any time.

(d)Inventory Reserve. If at any time inventory located in Mexico is included as Eligible Inventory in the Borrowing Base, Agent shall implement a reserve equal to the lesser of (i) the availability generated by the Eligible Inventory in Mexico and (ii) the amount of severance liability as required under Mexican law.

2.2.Procedure for Revolving Advances Borrowing.

(a)Borrowing Agent on behalf of any Borrower may notify Agent prior to 12:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b)Notwithstanding the provisions of subsection 2.2(a), in the event any Borrower desires to obtain a Eurodollar Rate Loan, Borrowing Agent shall give Agent written notice by no later than 12:00 p.m. on the day which is three (3) Business Days prior to the date such Eurodollar Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing (including as to the applicable rate of interest) and the amount on the date of such Advance to be borrowed, which amount shall be in a minimum amount of $250,000 and integral multiples of $100,000, and (iii) the duration of the first Interest Period therefor.  Interest Periods for Eurodollar Rate Loans shall be for one, two or three months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day.  No Eurodollar Rate Loan shall be made available to a Borrower upon the occurrence and during the continuance of a Default or an Event of Default.  After giving effect to each requested Eurodollar Rate Loan as applicable, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than five (5) Eurodollar Rate Loan as applicable, in the aggregate.

(c)Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan as applicable is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

074658.01845/123458281v.1

(d)Borrowing Agent shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to the Agent pursuant to Section 2.2(b) or by its notice of conversion given to the Agent pursuant to Section 2.2(e), as the case may be.  Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 10:00 a.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan as applicable.  If the Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert to Domestic Rate Loan as applicable, subject to Section 2.2(e) herein below.

(e)Provided that no Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan as applicable, or on any Business Day with respect to a Domestic Rate Loan convert any such loan into a loan of another type in the same currency in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan as applicable.  If Borrowing Agent desires to convert a loan, Borrowing Agent shall give the Lender written notice by no later than 12:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Eurodollar Rate Loan as applicable, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan in the same currency, the duration of the first Interest Period therefor.  For greater certainty, the conversion of a loan into a loan of another type shall not be considered to result in a new borrowing, rather the original Indebtedness shall continue with full force and effect in the form of such other type.

(f)At its option and upon written notice given prior to 12:00 p.m. at least three (3) Business Days prior to the date of such prepayment, a Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment.  Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loan and the amount of such prepayment.  In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify the Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g)Borrowing Agent shall indemnify the Agent and Lenders and hold the Agent and Lenders harmless from and against any and all losses or expenses that the Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by a Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by a Borrower to complete a borrowing of, a prepayment of or conversion of or to a or Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by the Agent or Lenders to Lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by the Lender to Borrowing Agent shall be conclusive absent manifest error.

074658.01845/123458281v.1

(h)Notwithstanding any other provision hereof, if any Applicable Laws, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for the Lender (for purposes of this subsection (h), the term “Lender” shall include the Lender and the office or branch where the Lender or any corporation or bank controlling the Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of the Lender to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and such Borrower shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from the Lender, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type.  If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrower shall pay the Lender, upon the Lender’s request, such amount or amounts as may be necessary to compensate the Lender for any loss or expense sustained or incurred by the Lender in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by the Lender to lenders of funds obtained by the Lender in order to make or maintain such Eurodollar Rate Loan.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by the Lender to the applicable Borrower shall be conclusive absent manifest error.

2.3.Disbursement of Advance Proceeds.  All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. During the Term, Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.  The proceeds of each Revolving Advance requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4.[Reserved].

2.5.Maximum Advances.  The aggregate balance of Revolving Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.

2.6.Repayment of Advances.

(a)The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.  Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement.

074658.01845/123458281v.1

(b)Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received.  In consideration of Agent’s agreement to conditionally credit Borrowers’ Account as of the next Business Day following Agent’s receipt of those items of payment, each Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after (i) the Business Day following Agent’s receipt of such payments via wire transfer or electronic depository check or (ii) in the case of payments received by Agent in any other form, the Business Day such payment constitutes good funds in Agent’s account. Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned to Agent unpaid.

(c)All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 12:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Agent.  Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging the applicable sub-account within the Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d)Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7.Repayment of Excess Advances.  The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.8.Statement of Account.  Agent shall maintain, in accordance with its customary procedures, a loan account for the Borrowers (“Borrowers’ Account”), in the name of Borrowing Agent, in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender.  Each month, Agent shall send Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders and Borrowers, during such month.  The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent.  The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9.Letters of Credit.  Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby and/or trade Letters of Credit (“Letters of Credit”) for the account of any Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of: (i) the

074658.01845/123458281v.1

outstanding Revolving Advances to all Borrowers plus (ii) the Maximum Undrawn Amount of all issued and outstanding Letters of Credit to exceed the lower of (x) the Maximum Revolving Advance Amount or (z) the Formula Amount.

The Maximum Undrawn Amount of all issued and outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit.  All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest.

2.10.Issuance of Letters of Credit.

(a)Borrowing Agent, on behalf of Borrowers, may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, prior to 12:00 p.m., at least two (2)  Business Days’ prior to the proposed date of issuance, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request.  Borrowing Agent, on behalf of Borrowers, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b)Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term.  Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time the Letter of Credit is issued (“UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (“ISP98 Rules”), and any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Agent, and each trade Letter of Credit shall be subject to the UCP.

(c)Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.11.Requirements For Issuance of Letters of Credit.

(a)Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit.  If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

074658.01845/123458281v.1

(b)In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, each Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred and be continuing, (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof.  Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s gross negligence or willful misconduct.  This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.12.Disbursements, Reimbursement.

(a)Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b)In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrowing Agent.  Provided that Borrowing Agent shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 p.m. on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent.  In the event Borrowers fail to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 p.m., on the Drawing Date, Agent will promptly notify each Lender thereof, and Borrowers shall be deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan, be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the lesser of the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all issued and outstanding Letters of Credit, or the Formula Amount and subject to Section 8.2 hereof.  Any notice given by Agent pursuant to this Section 2.12(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)Each Lender shall upon any notice pursuant to Section 2.12(b) make available to Agent an amount in immediately available funds equal to its Revolving Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.12(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan in that amount.  If any Lender so notified fails to make available to Agent the amount of such Lender’s Revolving Commitment Percentage of such amount by no later than 12:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment,

074658.01845/123458281v.1

from the Drawing Date to the date on which such Lender makes such payment for Borrowers (i) at a rate per annum equal to the Federal Funds Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to a Revolving Advance maintained as Domestic Rate Loans on and after the fourth day following the Drawing Date.  Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.12(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.12(c) (i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.

(d)With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan, in whole or in part as contemplated by Section 2.12(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan.  Each Lender’s payment to Agent pursuant to Section 2.12(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.12.

(e)Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than the applicable Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.13.Repayment of Participation Advances.

(a)Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrowers (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent.

(b)If Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Agent pursuant to Section 2.13(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent, forthwith return to Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Effective Rate.

074658.01845/123458281v.1

2.14.Documentation.  Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Agent’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Agent’s written regulations and customary practices relating to letters of credit, though Agent’s interpretations may be different from such Borrower’s own.  In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.15.Determination to Honor Drawing Request.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.16.Nature of Participation and Reimbursement Obligations.  Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.16 under all circumstances, including the following circumstances:

(a)any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, any Borrower or any other Person for any reason whatsoever;

(b)the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.12;

(c)any lack of validity or enforceability of any Letter of Credit;

(d)any claim of breach of warranty that might be made by Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

074658.01845/123458281v.1

(e)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent’s Affiliates has been notified thereof;

(f)payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(g)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h)any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless the Agent has received written notice from Borrowing Agent of such failure within three (3) Business Days after the Agent shall have furnished Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(i)any Material Adverse Effect;

(j)any breach of this Agreement or any Other Document by any party thereto;

(k)the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(l)the fact that a Default or Event of Default shall have occurred and be continuing;

(m)the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(n)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.17.Indemnity.  In addition to amounts payable as provided in Section 16.5, each Borrower hereby agrees to protect, indemnify, pay and save harmless Agent and any of Agent’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the bad faith, gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the Agent or any of

074658.01845/123458281v.1

Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

2.18.Liability for Acts and Omissions.  As between Borrowers and Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the respective foregoing, Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent from liability for Agent’s bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall Agent or Agent’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Agent and each of its Affiliates:  (i) may rely on any oral or other communication believed in good faith by Agent or  such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any

074658.01845/123458281v.1

way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent under any resulting liability to any Borrower or any Lender.

2.19.Additional Payments.  Any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrowers’ Account as a Revolving Advance and added to the Obligations.

2.20.Manner of Borrowing and Payment.

(a)Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders.

(b)Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances of the Borrowers pro rata according to the applicable Revolving Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 12:00 p.m. in Dollars and in immediately available funds.

(c)(i)Notwithstanding anything to the contrary contained in Sections 2.20(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by any Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent.  On or before 12:00 p.m. on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Revolving Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new

074658.01845/123458281v.1

Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Revolving Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

(i)Each Lender shall be entitled to earn interest at the applicable Interest Rate on outstanding Advances which it has funded.

(ii)Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date.  Such certificate of Agent shall be conclusive in the absence of manifest error.

(d)If any Lender or Participant (a “benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e)Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrowers a corresponding amount.  Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender.  If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent.  A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error.  If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrowers; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrowers’ rights (if any) against such Lender.

074658.01845/123458281v.1

2.21.Mandatory Prepayments.   Subject to the Intercreditor Agreement and Section 4.3 hereof, when any Borrower sells or otherwise disposes of any Collateral, Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent.  The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.  Such repayments shall be applied in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

2.22.Use of Proceeds. Borrowers shall use the proceeds of Advances to (i) pay fees and expenses relating to the transactions contemplated by this Agreement, and (ii) provide for general corporate purposes, including but not limited to working capital needs, capital expenditures and reimbursement of drawings under Letters of Credit.  Without limiting the generality of the foregoing, neither the Borrowers, the Guarantors, nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.23.Defaulting Lender.

(a)Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrowing Agent that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 while such Lender Default remains in effect.

(b)Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default.  Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender (other than any Defaulting Lender) pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent.  Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(c)A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents.  All amendments, waivers and other modifications of this Agreement and the Other

074658.01845/123458281v.1

Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have either Advances outstanding or a Revolving Commitment Percentage.

(d)Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged.  Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

2.24.Increase in Maximum Revolving Advance Amount.

(a)Subject to the terms of the Term Loan Agreement and the Intercreditor Agreement, Borrowers may, at any time prior to the third anniversary of the Closing Date, request that the Maximum Revolving Advance Amount be increased by (1) one or more of the current Lenders increasing their Revolving Commitment Amount (any current Lender which elects to increase its Revolving Commitment Amount shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) joining this Agreement and providing a Revolving Commitment Amount hereunder, subject to the following terms and conditions:

(i)no current Lender shall be obligated to increase its Revolving Commitment Amount and any increase in the Revolving Commitment Amount by any current Lender shall be in the sole discretion of such current Lender;

(ii)Borrowers may not request the addition of a New Lender unless (and then only to the extent that) there is insufficient participation on behalf of the existing Lenders in the increased Revolving Commitments being requested by Borrowers;

(iii)no Event of Default shall exist or shall have occurred and be continuing on the effective date of such increase after giving effect to such increase;

(iv)after giving effect to such increase, the Maximum Revolving Advance Amount shall not exceed $20,000,000;

(v)Borrowers may not request an increase in the Maximum Revolving Advance Amount under this Section 2.24 more than two (2) times during the Term, and no single such increase in the Maximum Revolving Advance Amount shall be for an amount less than $10,000,000;

(vi)Borrowers shall deliver to Agent on or before the effective date of such increase the following documents in form and substance satisfactory to Agent: (A) a certificate dated as of the effective date of such increase certifying that (i) the increase in the

074658.01845/123458281v.1

Revolving Commitment Amounts has been approved by the board of directors of each Borrower, (ii) no Default or Event of Default shall have occurred and be continuing on the date of such increase, and (iii) all of the representations and warranties made by each Borrower herein and in the Other Documents are true and complete in all respects with the same force and effect as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date), and (B) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the Other Documents executed by Borrowers) as Agent reasonably deems necessary in order to document the increase to the Maximum Revolving Advance Amount and to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase, and (iv) an opinion of counsel in form and substance satisfactory to Agent which shall cover such matters related to such increase as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(vii)Borrowers shall execute and deliver (A) to each Increasing Lender a replacement Revolving Credit Note reflecting the new amount of such Increasing Lender’s Revolving Commitment Amount after giving effect to the increase (and the prior Revolving Credit Note issued to such Increasing Lender shall be deemed to be canceled) and (B) to each New Lender a Revolving Credit Note reflecting the amount of such New Lender’s Revolving Commitment Amount;

(viii)any New Lender shall be subject to the approval of Agent and Issuer;

(ix)each Increasing Lender shall confirm its agreement to increase its Revolving Commitment Amount pursuant to an acknowledgement in a form acceptable to Agent, signed by it and each Borrower and delivered to Agent at least five (5) days before the effective date of such increase; and

(x)each New Lender shall execute a lender joinder and assumption agreement in substantially the form of Exhibit 2.24 hereto pursuant to which such New Lender shall join and become a party to this Agreement and the Other Documents with a Revolving Commitment Amount as set forth in such lender agreement.

(b)On the effective date of such increase: (i) the Revolving Commitment Percentages of Lenders holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall be recalculated such that each such Lender’s Revolving Commitment Percentage is equal to (x) the Revolving Commitment Amount of such Lender divided by (y) the aggregate of the Revolving Commitment Amounts of all Lenders; (ii) each Lender shall participate in any new Revolving Advances made on or after such date in accordance with its Revolving Commitment Percentage after giving effect to the increase in the Maximum Revolving Advance Amount and recalculation of the Revolving Commitment Percentages contemplated by this Section 2.24; (iii) each reference to the term “Maximum Revolving Advance Amount” herein and in any of the Other Documents shall be deemed amended to mean the amount of the Maximum Revolving Advance Amount as so increased pursuant to this Section 2.24; and (iv) each reference to a dollar threshold for Undrawn Availability and Average Undrawn Availability set forth in this Agreement shall be automatically increased to an amount such that the ratios of Undrawn

074658.01845/123458281v.1

Availability and Average Undrawn Availability to the Maximum Revolving Advance Amount as so increased remains the same as prior to such increase.

(c)On the effective date of such increase, each Increasing Lender shall be deemed to have purchased an additional/increased participation in, and each New Lender will be deemed to have purchased a new participation in, each then outstanding Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage (as calculated pursuant to Section 2.24(b) above) of the Maximum Undrawn Amount of each such Letter of Credit (as in effect from time to time) and the amount of each drawing, respectively.  As necessary to effectuate the foregoing, each existing Lender holding a Revolving Commitment that is not an Increasing Lender shall be deemed to have sold to each applicable Increasing Lender and/or New Lender, as necessary, a portion of such existing Lender’s participations in such outstanding Letters of Credit and drawings such that, after giving effect to all such purchases and sales, each Lender holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall hold a participation in all Letters of Credit (and drawings thereunder) in accordance with their respective Revolving Commitment Percentages (as calculated pursuant to Section 2.24(b) above).

(d)On the effective date of such increase, Borrowers shall pay all costs and expenses incurred by Agent and each Increasing Lender or New Lender in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by any of Agent, Borrowers, such Increasing Lender and/or such New Lender in connection with, such increase (including all fees for any supplemental or additional public filings of any Other Documents necessary to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase and the reasonable fees and expenses of counsel to Agent).

III.INTEREST AND FEES.

3.1.Interest.  Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period.  Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to, with respect to the Revolving Advances, the applicable Interest Rate.  Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect.  The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective dates.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) at the option of Agent or at the direction of Required Lenders, the Obligations other than Eurodollar Rate Loans shall bear interest at the applicable Interest Rate for Domestic Rate Loans, plus two (2%) percent per annum and (ii) Eurodollar Rate Loans shall bear interest at the Interest Rate for Eurodollar Rate Loans plus two (2%) percent per annum (as applicable, the “Default Rate”).

074658.01845/123458281v.1

3.2.Letter of Credit Fees.

(a)Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by two and one half of one percent (2.50%), or the then applicable interest rate margin over the Eurodollar Rate for Revolving Advances per annum such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”).  All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction.  All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2%) per annum.

(b)At the option of the Agent or at the direction of the Required Lenders, at any time upon the occurrence and during the continuation of an Event of Default or the expiration of the Term, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all issued and outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time.  Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral.  No Borrower may withdraw amounts credited to any such account except upon waiver by Agent in writing of all existing Events of Default or upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement.

3.3.Facility Fee. If, for any day in each calendar quarter during the Term, the daily unpaid balance of the sum of Revolving Advances plus the Maximum Undrawn Amount of all outstanding Letters of Credit (the “Usage Amount”) for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the

074658.01845/123458281v.1

ratable benefit of Lenders holding the Revolving Commitments based on their Revolving Commitment Percentages, a fee at a rate equal to one-quarter of one percent (.25%) per annum on the amount by which the Maximum Revolving Advance Amount on such day exceeds such Usage Amount (the “Facility Fee”).  The Facility Fee shall be payable to Agent in arrears on the first Business Day of each calendar quarter with respect to each day in the previous calendar quarter and on the last day of the Term with respect to the period ending on the last day of the Term.

3.4.Fee Letter.

(a)Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

(b)All of the fees and out-of-pocket costs and expenses of any appraisals conducted pursuant to Section 4.21 hereof shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrowers.

3.5.Computation of Interest and Fees.  Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Interest Rate for Domestic Rate Loans during such extension.

3.6.Maximum Charges.  In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law.  Subject to Section 3.1(d) hereof in the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7.Increased Costs.  In the event of any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Lender, any assignee of a Lender or Participant, and any corporation or bank controlling Agent, Lender, assignee of a Lender or Participant) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for (x) changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it is organized, managed, controlled or maintains its principal office and (y) any taxes and other amounts described in Sections 3.10 and 3.12 (including, for the avoidance of doubt, any taxes and other amounts described in clauses (i) through (iii) of the second sentence of Section 3.10 that are imposed with respect to payments for or on account of any Payee under this Agreement or any of the Other Documents);

074658.01845/123458281v.1

(b)impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System;

(c)impose on Agent or any Lender, the bankers’ acceptance market or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrowers shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate, as the case may be.  Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8.Alternate Rate of Interest.

3.8.1Interest Rate Inadequate or Unfair.  In the event that Agent or any Lender shall have determined that:

(a)reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Interest Period;

(b)Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan;

(c)the making, maintenance or funding of any Eurodollar Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

(d)the Eurodollar Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any Eurodollar Rate Loan,

(a)then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination.  If such notice is given prior to a Benchmark Replacement Date (as defined below), (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. (New York time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate

074658.01845/123458281v.1

Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. (New York time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. (New York time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected Eurodollar Rate Loan).  Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan..

Section 3.8.2	Benchmark Replacement Setting
(a)

Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any Other Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be an “Other Document” solely for purposes of this Section 3.8.2), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders [of each Class] .

(b)

Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Other Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document.

(c)

Notices; Standards for Decisions and Determinations.  Agent will promptly notify the Borrowing Agent and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark

074658.01845/123458281v.1

Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Other Document, except, in each case, as expressly required pursuant to this Section 3.8.2.

(d)

Unavailability of Tenor of Benchmark.   Notwithstanding anything to the contrary herein or in any Other Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR ) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)

Benchmark Unavailability Period.   Upon Borrowing Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for an Advance bearing interest based on USD LIBOR, conversion to or continuation of Advances bearing interest based on USD LIBOR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for an Advance of or conversion to Advances bearing interest under the Alternate Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(f)

Secondary Term SOFR Conversion.  Notwithstanding anything to the contrary herein or in any Other Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Other Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further

074658.01845/123458281v.1

action or consent of any other party to, this Agreement or any Other Document; and (ii) Advances outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Advances bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph (f) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice

(g) Certain Defined Terms. As used in this Section 3.8.2:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (d) of Section 3.8.2, or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (a) of Section 3.8.2.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2)the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

(3)the sum of: (a) the alternate benchmark rate that has been selected by Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided, that

in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition.  If the Benchmark

074658.01845/123458281v.1

Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Other Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by Agent:

(a)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the

074658.01845/123458281v.1

definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the Other Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)

in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

(3)

in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrowers pursuant to this Section3.8.2, which date shall be at least 30 days from the date of the Term SOFR Notice; or

(4)

in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that

074658.01845/123458281v.1

such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by an Official Body having jurisdiction over Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any): (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with Section 3.8.2 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with Section 3.8.2.

“Corresponding Tenor”  with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

074658.01845/123458281v.1

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)a notification by Agent to (or the request by Borrowing Agent to Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)the joint election by Agent and the Borrowing Agent to trigger a fallback from USD LIBOR and the provision by Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR or, if no floor is specified, zero.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by Agent in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

074658.01845/123458281v.1

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time. “Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by Agent to the Lenders and the Borrowing Agent of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.8.2.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. Dollars.

3.9.[Reserved].

3.10.[Reserved].

3.11.Capital Adequacy.

(a)In the event that Agent or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction.  In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods.  The protection of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law or condition.

074658.01845/123458281v.1

(b)A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.12.Gross Up for Taxes.  If any Borrower shall be required by Applicable Law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the Other Documents to Agent, or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), (a) the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions (including any withholdings or deductions applicable to additional sums payable under this Section 3.10), the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (b) such Borrower shall make such withholding or deductions, and (c) such Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law.  Notwithstanding the foregoing, (i) no Borrower shall be obligated to make a Gross-Up Payment in respect of taxes (x) which are imposed upon or measured by the Payee’s net income or capital (including minimum taxes and similar taxes imposed in lieu thereof), branch profits taxes or franchise taxes, in each case imposed by a jurisdiction (or political subdivision thereof) under the laws of which the Payee is organized, managed or controlled or in which its applicable lending office is located, or (y) which are imposed by a jurisdiction as a result of the Payee otherwise having a present or former connection (other than a connection arising solely as a result of this Agreement) with such jurisdiction; (ii) [reserved]; and (iii) no Borrower shall be obligated to make any portion of the Gross-Up Payment that is attributable to (w) any tax that would not have been payable or applicable had the applicable Payee or Payees been eligible for, and properly and timely claimed, a complete exemption with respect thereto pursuant to Section 3.11 hereof, (x) any taxes imposed on any amount payable to or for the account of any Payee under FATCA, (y) any taxes that are (or would be) required under Applicable law then in effect to be withheld with respect to amounts payable  hereunder in respect of a Payee on the date it becomes a Payee or otherwise acquired an interest in an Obligation, except a person who becomes a Lender by assignment or purchases a participation of the whole or any part of an Obligation shall, subject to Section 3.14, be entitled to Gross-up Payments under Section 3.10 and indemnification payments under Section 3.12 to the extent that the assignor or seller of such participation is entitled to such amounts as of the date of such assignment or sale of participation; and (z) penalties and interest on the amounts described as not eligible for a Gross-up Payment in clauses (i), (ii) or (iii) hereof. As soon as practicable after making such withholding or deduction, the Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by the relevant taxation authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

3.13.Withholding Tax Exemption.

(a)Each Payee agrees that it will deliver to Borrowing Agent and Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if eligible, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code.  The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related

074658.01845/123458281v.1

statements and certifications as required under §1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.

(b)Each Payee required to deliver to Borrowing Agent and Agent a valid Withholding Certificate pursuant to Section 3.11(a) hereof shall deliver such valid Withholding Certificate as follows:  (i) each Payee which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate on or prior to the Closing Date for the account of such Payee; (ii) each Payee shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of any applicable assignment or participation (unless Agent in its sole discretion shall permit such Payee to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by Agent).  Each Payee which so delivers a valid Withholding Certificate further undertakes to deliver to Borrowing Agent and Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrowing Agent or Agent.

(c)Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax required under Section 3.11(b) hereof, Agent shall be entitled to withhold United States federal income taxes at the applicable withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations.  Further, Agent is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Payee for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code.

3.14.Indemnification for Taxes.  Without duplication of any amounts payable under Section 3.10 hereof, a Borrower shall indemnify a Payee, within 10 days after written demand therefor, for the full amount of any taxes paid by such Payee on or with respect to any payment by or on account of any obligation of a Borrower which payment shall have given rise to an obligation to pay additional amounts under Section 3.10 hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant taxation authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a payee shall be conclusive absent manifest error.

3.15.Refund.  If any Payee determines, in its sole discretion, that is has received a refund of taxes paid or indemnified by a Borrower pursuant to Sections 3.10 or 3.12 hereof, such Payee shall promptly pay such refund (but only to the extent of the amounts paid or indemnified by such Borrower) to the relevant Borrower, net of all out-of pocket expenses incurred in obtaining such refund, without interest (other than interest paid by the relevant taxing authority with respect to such refund), as will leave the Payee in no worse position than it would have been had no such taxes been initially imposed; provided, that such Borrower, upon the request of such Payee, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges

074658.01845/123458281v.1

imposed by the relevant taxing authority) to such Payee if the Payee is required to repay such refund to such relevant taxing authority.  Notwithstanding the foregoing, no Payee will be required to make available its tax returns or other confidential information to any Borrower, and nothing contained herein shall interfere with the right of the Payees to arrange their affairs as they see fit.

3.16.Assignment.  If, as a result of any assignment or participation of the whole or any part of an Obligation, amounts are required to be paid pursuant to Section 3.10 or 3.12 hereof in excess of such amounts which the relevant Borrower would have been required to pay to the assigning or participating Payee pursuant to Section 3.10 or 3.12 hereof had such assignment or participation not taken place, the provisions of Section 3.10 or 3.12 hereof (as the case may be) shall not apply to the extent of such excess, so long as no Event of Default or Default has occurred; provided, however, that Sections 3.10 and 3.12 shall apply to the extent that amounts payable under one or both of such Sections are payable as a result of a change in law enacted after such assignment or participation.

3.17.Additional Actions.  If any Borrower determines in good faith that a reasonable basis exists for contesting any taxes or other amounts for which additional amounts under Section 3.10 or indemnification under Section 3.12 or has been demanded, the relevant Payee shall cooperate with such Borrower in a reasonable challenge of such taxes if so requested by such Borrower, provided that (a) such Payee determines in its reasonable discretion that it would not be prejudiced by cooperating in such challenge, (b) such Borrower pays all related expenses of such Payee and (c) such Borrower indemnifies such Payee for any liabilities or other costs incurred by such party in connection with such challenge.  Each Payee agrees that, upon the occurrence of any event giving rise to the operation of Section 3.10 or 3.12 hereof with respect to such Payee, it will, if requested by a Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another lending office (if applicable) for any Obligation affected by such event and by completing and delivering or filing any tax-related forms which such Payee is legally able to deliver and which would, in the reasonable judgment of the Payee, reduce or eliminate any amount of taxes or other amounts required to be deducted or withheld or paid by such Borrower; provided that such efforts are made at such Borrower’s expense and on terms that, in the reasonable judgment of such Payee, cause such Payee and its lending office(s) (if applicable) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.15 shall affect or postpone any of the Obligations of the Borrower or the rights of such Payee pursuant to Sections 3.10 or 3.12 hereof.

IV.COLLATERAL:  GENERAL TERMS

4.1.Security Interest in the Collateral.

(a)To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located; provided, however, that the grant of the security interest in Collateral consisting of 65% of the Equity Interest of SMTC de Chihuahua and Radio Componentes shall have been granted pursuant to the respective foreign security agreements and shall not be deemed granted hereunder.

074658.01845/123458281v.1

(b)Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest.  Each Borrower shall promptly provide Agent with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s).  Upon delivery of each such notice, such Borrower shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2.Perfection of Security Interest.  Each Borrower shall take all action that may be necessary or desirable, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Liens, (ii) obtaining Lien Waiver Agreements, with respect to the chief executive office of each of the Borrowers, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law (subject to any limitations expressly stated herein or in any Other Document).  By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code, as applicable, in form and substance satisfactory to Agent (which statements shall have a description of collateral as “all assets”).  All reasonable out-of-pocket charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to the applicable sub-account of the Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan, and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3.Disposition of Collateral.  Each Borrower will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except Permitted Dispositions.

4.4.Preservation of Collateral.  Following the occurrence and during the continuance of an Event of Default in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrowers’ owned or leased property.  Each Borrower shall

074658.01845/123458281v.1

cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct.  All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to the applicable sub-account of the Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.5.Ownership of Collateral.

(a)With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest, subject to the terms of the Intercreditor Agreement, in each and every item of the its respective Collateral to Agent; and, except for Permitted Liens, the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by each Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same; and (iv) each Borrower’s Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) (it being understood that Borrowers may move such Equipment and Inventory among such locations) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof. Borrowers, Agent and Lenders acknowledge and agree that Schedule 4.5 shall be deemed to be updated to include any additional locations that Agent is notified of in accordance with Section 9.11.

(b)(i) There is no location at which any Borrower has any Inventory (except for Inventory in transit) as of the Closing Date other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Borrower is stored;  (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Borrower and (B) the chief executive office of each Borrower; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the location, by state, province or territory, as applicable, and street address, of all Real Property owned or leased by each Borrower, together with the names and addresses of any landlords.

4.6.Defense of Agent’s and Lenders’ Interests.  Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect.  During such period no Borrower shall, without Agent’s prior written consent, pledge, sell (except Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Liens, any part of the Collateral.  Each Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever.  At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including:  labels, stationery, documents, instruments and advertising materials.  If Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it and make it available to Agent at a place

074658.01845/123458281v.1

reasonably convenient to Agent.  In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law.  Each Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Agent’s trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7.Books and Records.  Each Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business.  All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

4.8.Financial Disclosure.  Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Borrower’s financial status and business operations.  Each Borrower hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9.Compliance with Laws.  Each Borrower shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

4.10.Inspection of Premises.  At all reasonable times Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business; provided, that other than during the continuance of an Event of Default, such access shall occur no more frequently than four (4) times per fiscal year.  Agent, any Lender and their agents may enter upon any premises of any Borrower at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business; provided, that other than during the continuance of an Event of Default, such access shall occur no more frequently than four (4) times per fiscal year.

074658.01845/123458281v.1

4.11.Insurance.  The assets and properties of each Borrower and Guarantor at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Borrower or Guarantor so that such insurance shall remain in full force and effect.  Each Borrower and Guarantor shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral.  At each Borrower’s and Guarantor’s own cost and expense in amounts and with carriers acceptable to Agent, each Borrower and Guarantor shall (a) keep all its insurable properties and properties in which such Borrower or Guarantor has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrowers and Guarantors; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower or Guarantor insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower or Guarantor either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower or Guarantor is engaged in business; (e) reserved; (f) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof no more than thirty (30) days following any expiration date, provided that such Borrower’s or Guarantor’s failure to provide such policies and evidence shall not constitute an Event of Default unless such Borrower or Guarantor continues to fail to provide the same within ten (10) days after receipt of written notice from Agent, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and lender loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent.  In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Borrower or Guarantor to make payment for such loss to Agent and not to such Borrower or Guarantor and Agent jointly.  If any insurance losses are paid by check, draft or other instrument payable to any Borrower or Guarantor and Agent jointly, Agent may endorse such Borrower’s or Guarantor’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.  Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a), and (b) above.  All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its reasonable discretion shall determine.  Any surplus shall be paid by Agent to Borrowers or Guarantors or applied as may be otherwise required by law.  Any deficiency thereon shall be paid by Borrowers or Guarantors to Agent, on demand.

4.12.Failure to Pay Insurance.  If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, and charge Borrowers’ Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

074658.01845/123458281v.1

4.13.Payment of Taxes.  Each Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, provided that no such tax, assessment or charge need be paid if (i) it is being Properly Contested or (ii) the aggregate amounts thereof are not in excess of $250,000.  If any such taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Borrowers pay the taxes, assessments or other Charges and the Borrowers hereby indemnify and hold Agent and each Lender harmless in respect thereof.  Agent will not pay any taxes, assessments or Charges to the extent that such taxes, assessments or Charges are being Properly Contested.  The amount of any payment by Agent under this Section 4.13 shall be charged to the applicable sub-account of the Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.14.Payment of Leasehold Obligations.  Except as would not reasonably be expected to have a Material Adverse Effect, each Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect subject to the terms thereof and, at Agent’s request will provide evidence of having done so.

4.15.Receivables.

(a)Nature of Receivables.  Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created.  Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.

(b)Solvency of Customers.  Each Customer, to the Borrowers’ knowledge, as of the date each Receivable is created, is solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of any Borrower who are known to such Borrower not to be solvent such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c)Location of Borrowers.  Each Borrower’s chief executive office is located at the location set forth in Schedule 4.15, as such schedule may be updated from time to time.  Until written notice is given to Agent by Borrowing Agent of any other office at which each Borrower keeps its records pertaining to Receivables, all such records shall be kept at such Borrower’s respective executive office listed above.

(d)Collection of Receivables.  Each Borrower shall instruct its Customers to deliver all remittances upon Receivables to such lockbox account or Blocked Account as Agent

074658.01845/123458281v.1

shall designate from time to time as contemplated by Section 4.15(h) or as otherwise agreed to from time to time by Agent.   Notwithstanding the foregoing, to the extent any Borrower directly receives any remittances upon Receivables, such Borrower will, at its sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent such amounts received on Receivables, and shall not commingle such collections with any Borrower’s or use the same except to pay Obligations.  Each Borrower shall, upon request, deliver to Agent, or deposit in a Blocked Account, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e)Notification of Assignment of Receivables.  At any time following the occurrence and during the continuance of an Event of Default, or in the event Agent reasonably believes the Collateral is being diverted or impaired, Agent shall have the right to send notice of Agent’s security interest in, and Lien on, the Receivables to any and all Customers and directing such Customer to pay such Receivable to Borrowers’ Blocked Account for the benefit of Agent.  Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both.  Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f)Power of Agent to Act on Borrowers’ Behalf.  Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.  Each Borrower hereby constitutes Agent or Agent’s designee as such Borrower’s attorney with power (i) at any time: (A) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer as provided in Section 9.2 hereof; (D) to sign such Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (ii) at any time following the occurrence and during the continuance of an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (H) to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.  Agent shall have the right at any time following the occurrence and during the

074658.01845/123458281v.1

continuance of an Event of Default, to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Borrower.

(g)No Liability.  Neither Agent nor any Lender shall, other than for Agent’s or such Lender’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a non-appealable final order) under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.  Following the occurrence and during the continuance of an Event of Default, Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof.  Agent is authorized and empowered to accept following the occurrence and during the continuance of an Event of Default the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrower’s liability hereunder.

(h)Establishment of a Lockbox Account, Dominion Account.  All proceeds of Collateral shall be deposited by Borrowers into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrowing Agent and be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at the Agent for the deposit of such proceeds.  Each applicable Borrower, Agent, Term Loan Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent directing such Blocked Account Bank to transfer such funds so deposited to Agent, (i) to any account maintained by Agent at said Blocked Account Bank or (ii) by wire transfer to appropriate account(s) of Agent.  All funds deposited in such Blocked Accounts shall immediately become the property of Agent and Borrowing Agent shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited.  Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder.  All deposit accounts and investment accounts of each Borrower and its Subsidiaries are set forth on Schedule 4.15(h).

(i)Adjustments.  No Borrower will, without Agent’s consent, compromise or adjust any material amount of the Receivables (or materially extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Borrower.

4.16.Inventory.  To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance in all material respects with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

074658.01845/123458281v.1

4.17.Maintenance of Equipment.  The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved in all material respects. Each Borrower shall have the right to sell Equipment to the extent permitted in Section 4.3 hereof.

4.18.Exculpation of Liability.  Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except for Agent or Lender’s gross negligence or willful misconduct.  Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.19.Environmental Matters.

(a)Borrowers shall ensure that the Real Property and all operations and businesses conducted thereon remains in compliance in all material respects with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities and except otherwise would not be reasonably be expected to have a Material Adverse Effect..

(b)Borrowers shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws.

(c)Borrowers shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain material compliance by the Borrowers with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated by the Borrowers at the Real Property only at facilities and with carriers that, to the Borrower’s knowledge, maintain valid permits under RCRA and any other applicable Environmental Laws.  Borrowers shall use their commercially reasonable efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrowers in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d)In the event any Borrower obtains, gives or receives notice of any unpermitted Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any

074658.01845/123458281v.1

such person or entity hereinafter the “Authority”), then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent reasonably detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint.  Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e)Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, or demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between any Borrower and the Authority regarding such claims to Agent until the claim is settled.  Borrowing Agent shall promptly forward to Agent copies of all material documents and reports concerning a Hazardous Discharge at the Real Property that any Borrower is required to file under any Environmental Laws.  Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Real Property and the Collateral.

(f)Borrowers shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action as required under applicable Environmental Law in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien.  If any Borrower shall fail to respond promptly to any material Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply in all material respects with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral:  (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) reasonably deem necessary or advisable, to clean up, remove, mitigate or otherwise address to the extent required under applicable Environmental Law any such Hazardous Discharge or Environmental Complaint.  All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.

(g)Promptly upon the reasonable written request of Agent from time to time, Borrowers shall provide Agent, at Borrowers’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within any Real Property owned by the Borrowers as a result of such Hazardous Discharge.  Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent.  If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Borrowers to post a bond,

074658.01845/123458281v.1

letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

(h)Borrowers shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate,  except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from or exacerbated by actions on the part of Agent or any Lender.  Borrowers’ obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances.  Borrowers’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(i)For purposes of Section 4.19 and 5.7, except as otherwise expressly indicated, all references to Real Property shall be deemed to include all of each Borrower’s right, title and interest in and to its owned and leased premises.

(j)For purposes of Section 4.19 and 5.7, all references to Borrower shall be deemed to refer to the Borrowers.

4.20.Financing Statements.  Except as respects the financing statements filed by Agent, financing statements in respect of Permitted Liens, and the financing statements described on Schedule 1.2, no valid and enforceable financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.21.Appraisals.  Agent may, in its sole discretion, exercised in a commercially reasonable manner, at any time after the Closing Date, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of Borrowers’ Inventory; provided that, other than during the continuance of any Event of Default, such appraisal shall be conducted no more frequently than four times per fiscal year.  Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Borrowers as to the identity of any such firm.  In the event the value of Borrowers’ Inventory, as so determined pursuant to such appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances against Eligible Inventory are in fact in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances made against such Eligible Inventory so as to eliminate the excess Advances.

V.REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1.Authority.  Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents to which such Borrower is party and to perform all its

074658.01845/123458281v.1

respective Obligations hereunder and thereunder.  This Agreement and the Other Documents have been duly executed and delivered by each Borrower to the extent a party thereto and this Agreement and such Other Documents constitute the legal, valid and binding obligation of such Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement and of such Other Documents (a) are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, are not in contravention of law or the terms of such Borrower’s by-laws, certificate or articles of incorporation or other applicable documents relating to such Borrower’s formation or to the conduct of such Borrower’s business or of any material agreement or undertaking to which such Borrower is a party or by which such Borrower is bound, including the Acquisition Agreement and the Term Loan Documents or, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body except where such violation or conflict would not reasonably be expected to have a Material Adverse Effect, (c) will not require the Consent of any Governmental Body or any party to a Material Contract, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Liens upon any asset of such Borrower under the provisions of any agreement, charter document, instrument, by-law, operating agreement or other instrument to which such Borrower is a party or by which it or its property is a party or by which it may be bound, including under the provisions of the Acquisition Agreement and the Term Loan Documents.

5.2.Formation and Qualification.

(a)Each Borrower is duly incorporated or formed and in good standing under the laws of the jurisdiction listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the jurisdictions listed on Schedule 5.2(a) which constitute all jurisdictions in which qualification and good standing are necessary for such Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Borrower.  Each Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws or certificate of formation and operating agreement, as applicable, and will promptly notify Agent of any material amendment or material changes thereto.

(b)The only Subsidiaries of each Borrower are listed on Schedule 5.2(b).

5.3.Survival of Representations and Warranties.  All representations and warranties of Borrowers contained in this Agreement and the Other Documents shall be true at the time of such Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.Tax Returns.  Each Borrower’s federal tax identification number is set forth on Schedule 5.4.  Except as set forth on Schedule 5.4, each Borrower has filed all federal and material state, local and foreign tax returns and other reports each is required by law to file and has paid all

074658.01845/123458281v.1

taxes, assessments, fees and other governmental charges that are due and payable, except for those not in excess of $250,000 in the aggregate and those being Properly Contested.  The provision for taxes on the books of Borrowers on a Consolidated Basis is adequate for all years not closed by applicable statutes, and for their current fiscal year, and except as set forth on Schedule 5.4, no Borrower has any knowledge of any material deficiency or additional assessment in connection therewith not provided for on its books.

5.5.Financial Statements.

(a)The pro forma balance sheet of Borrowers on a Consolidated Basis (the “Pro Forma Balance Sheet”) furnished to Agent on the Closing Date reflects the consummation of the transactions contemplated by the Acquisition Agreement and under this Agreement (collectively, the “Transactions”) and is accurate, complete and correct and fairly reflects the financial condition of Borrowers on a Consolidated Basis as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied.  The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the President and Chief Financial Officer of Borrowing Agent.  All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared, in accordance with GAAP, except as may be disclosed in such financial statements.

(b)The twelve-month cash flow projections of Borrowers and their Subsidiaries on a Consolidated and Consolidating basis and their projected balance sheets as of the Closing Date, copies of which are annexed hereto as Exhibit 5.5(b) (the “Projections”) were prepared by the Chief Financial Officer of SMTC, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowers’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.  The cash flow Projections together with the Pro Forma Balance Sheet, are referred to as the “Pro Forma Financial Statements”.

(c)The consolidated and consolidating balance sheets of Borrowers and their Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of December 31, 2017, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur and present fairly the financial position of Borrowers and their Subsidiaries at such date and the results of their operations for such period.  Since December 31, 2017, there has been no change in the condition, financial or otherwise, of Borrowers or their Subsidiaries as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrowers and their respective Subsidiaries, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.6.Entity Names. No Borrower sells Inventory under any other name.

5.7.O.S.H.A. and Environmental Compliance.

074658.01845/123458281v.1

(a)Each Borrower has materially complied with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there are no material outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b)To the best of each Borrower’s knowledge, each Borrower has been issued all required material federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c)(i) There are no visible signs of material releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property including any premises leased by any Borrower; (ii) to such Borrowers’ knowledge, and except for conditions that comply with applicable Environmental Law, there are no underground storage tanks or polychlorinated biphenyls on the Real Property including any premises leased by any Borrower; (iii) to such Borrowers’ knowledge, the Real Property including any premises leased by any Borrower has never been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) to such Borrowers’ knowledge, no Hazardous Substances are present on the Real Property including any premises leased by any Borrower, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of any Borrower or of its tenants.

5.8.Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a)After giving effect to the Transactions, Borrowers, taken as a whole, will be solvent, able to pay their debts as they mature, will have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, are in excess of the amount of their liabilities and (ii) subsequent to the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b)Except as disclosed in Schedule 5.8(b), no Borrower has any pending or threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect, and (ii) any liabilities or indebtedness for borrowed money other than the Obligations and Permitted Indebtedness.

(c)No Borrower is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d)No Borrower nor any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto.  (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.  Each Borrower and each member of the Controlled Group has met all

074658.01845/123458281v.1

applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the IRS; (iii) neither any Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Borrower nor any member of the Controlled Group has breached in any material respect any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Borrower nor any member of the Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action nor omitted to take any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no event described in Section 4043 of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any Borrower nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) except as listed on Schedule 5.8(d) hereto, neither any Borrower nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Borrower nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan; in each case (i) – (xiv) with respect to any member of the Controlled Group other than the Borrowers or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

5.9.Patents, Trademarks, Copyrights and Licenses.  All registered patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, industrial designs, tradenames, assumed names, trade secrets and licenses owned or utilized by any Borrower are set forth on Schedule 5.9. Borrowers have ownership or rights to use all of the intellectual property which are necessary for the operation of its business. There is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design rights, tradename, trade secret or license which would

074658.01845/123458281v.1

reasonably be expected to be materially adverse to Borrowers and no Borrower is aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto, as such schedule may be updated from time to time. Except as set forth in Schedule 5.9 hereto, each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned or held by any Borrower and all trade secrets used by any Borrower consist of original material or property developed by such Borrower or was lawfully acquired by such Borrower from the proper and lawful owner thereof.

5.10.Licenses and Permits.  Except as set forth in Schedule 5.10, each Borrower (a) is in compliance in all material respects with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11.Default of Indebtedness.  Except as would not reasonably be expected to cause an Event of Default hereunder, no Borrower is in default in the payment of a material amount of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12.No Default.  No Default or Event of Default has occurred which is continuing.

5.13.No Burdensome Restrictions.  No Borrower is party to any contract or agreement the performance of which could reasonably be expected to be have a Material Adverse Effect.  Each Borrower has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject.  No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14.No Labor Disputes.  No Borrower is currently subject to any materially adverse labor dispute, strike or walkout and, to the best of each Borrower’s knowledge, none have been threatened in writing; to the best of each Borrower’s knowledge, there is no effort underway to organize a labor union of any of such Borrower’s employees; and no labor contract is scheduled to expire during the Term other than as set forth in Schedule 5.14 hereto.

5.15.Margin Regulations.  No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

074658.01845/123458281v.1

5.16.Investment Company Act.  No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17.Disclosure.  No representation or warranty made by any Borrower in this Agreement or in the Acquisition Agreement, or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading in any material respect.  There is no fact known to any Borrower or which reasonably should be known to such Borrower which such Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by the Acquisition Agreement or this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18.Delivery of Acquisition Agreement.  Agent has received complete copies of the Acquisition Agreement (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof.  None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

5.19.Swaps.  Except as otherwise agreed by Agent, no Borrower is a party to, nor will it be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.20.Conflicting Agreements.  No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.21.Application of Certain Laws and Regulations.  The Borrowers are not subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness (other than applicable fraudulent transfer laws), including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.22.Business and Property of Borrowers.  Upon and after the Closing Date, Borrowers do not propose to engage in any business other than as a provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments, and activities reasonably related thereto.  On the Closing Date, each Borrower will own all the property and possess all of the rights necessary for the conduct of the business of such Borrower.

074658.01845/123458281v.1

5.23.Section 20 Subsidiaries.  Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.24.[Reserved].

5.25.[Reserved].

5.26.Federal Securities Laws.  No Subsidiary of SMTC (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

5.27.Equity Interests. The authorized and outstanding Equity Interests of each Subsidiary of SMTC is as shown on Schedule 5.27 hereto.  All of the Equity Interests of each Subsidiary of SMTC have been duly and validly authorized and issued and are fully paid and non-assessable (in each case, to the extent relevant under applicable law) and have been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities.  Except for the rights and obligations shown on Schedule 5.27, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which any Subsidiary of SMTC is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of such Subsidiary of SMTC.  Except as shown on Schedule 5.27, no Subsidiary of SMTC has issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.28.Term Loan Documents.  Agent has received true, correct and complete copies of the Term Loan Documents.  None of the Term Loan Documents has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

5.29.Material Contracts.  Schedule 5.29 sets forth all Material Contracts of the Borrowers.  All Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.30.[Reserved].

5.31.[Reserved].

5.32.Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Agent and Lenders for each Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. The Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Other Documents.

074658.01845/123458281v.1

VI.AFFIRMATIVE COVENANTS.

Each Borrower shall, until payment in full of the Obligations and termination of this Agreement:

6.1.Payment of Fees.  Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h).  Agent may, without making demand, charge Borrowers’ Account for all such fees and expenses.

6.2.Conduct of Business and Maintenance of Existence and Assets.  (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, industrial designs, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States, Mexico or Canada (as applicable) or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3.Violations.  Promptly after becoming aware thereof, notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Borrower which could reasonably be expected to have a Material Adverse Effect.

6.4.Government Receivables.  To the extent that any Receivables from a Governmental Body are included in the Formula Amount, take all reasonable steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state, any province or any department, agency or instrumentality of any of them.

6.5.Financial Covenants.

(a)Fixed Charge Coverage Ratio.  Cause to be maintained a Fixed Charge Coverage Ratio of not less than the ratio set forth below as of the end of each fiscal quarter set forth below during the term of this Agreement, in each case, on a trailing twelve month basis.

Fiscal Quarter End	Fixed Charge Coverage Ratio
September 30, 2019	1.35x

074658.01845/123458281v.1

December 31, 2019 March 31, 2020	1.35x 1.50x
June 30, 2020 September 30, 2020	1.50x 1.50x
December 31, 2020 March 31, 2021	1.50x 1.75x
June 30, 2021 September 30, 2021	1.75x 1.75x
December 31, 2021 March 31, 2022	1.75x 2.00x
June 30, 2022 September 30, 2022	2.00x 2.00x
December 31, 2022 March 31, 2023	2.00x 2.00x
June 30, 2023 September 30, 2023	2.00x 2.00x
December 31, 2023	2.00x

(b)Total Leverage Ratio. Cause to be maintained a Total Leverage Ratio of not greater than the ratio set forth below as of the end of each fiscal quarter set forth below during the term of this Agreement, in each case, on a trailing twelve month basis:

Fiscal Quarter End	Total Leverage Ratio
September 30, 2019	3.95x
December 31, 2019 March 31, 2020	3.85x 3.70x
June 30, 2020 September 30, 2020	3.65x 3.55x
December 31, 2020 March 31, 2021	3.75x 3.75x

074658.01845/123458281v.1

June 30, 2021 September 30, 2021	3.65x 3.65x
December 31, 2021 March 31, 2022	3.65x 3.50x
June 30, 2022 September 30, 2022	3.25x 3.00x
December 31, 2022 March 31, 2023	3.00x 2.65x
June 30, 2023 September 30, 2023	2.65x 2.50x
December 31, 2023	2.50x

6.6.Execution of Supplemental Instruments.  Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.7.Payment of Indebtedness.  Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is being Properly Contested subject at all times to any applicable subordination arrangement in favor of Lenders.

6.8.Standards of Financial Statements.  Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9.Federal Securities Laws.  Promptly notify Agent in writing if any Subsidiary of SMTC (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act, and shall promptly provide copies of any material reports, filings and registrations to Agent.

6.10.Exercise of Rights.  Enforce all of its rights under the Acquisition Agreement including, but not limited to, all indemnification rights and pursue all remedies available to it with diligence and in good faith in connection with the enforcement of any such rights, in each case, in accordance with its reasonable business judgment.

074658.01845/123458281v.1

6.11.Additional Information. Concurrently with the execution, receipt or delivery thereof, provide (a) copies of all material notices (including, without limitation, default notices), reports, statements or other material information that any Loan Party or any of its Subsidiaries executes, receives or delivers in connection with any Term Loan Document and (a) copies of any amendments, restatements, supplements or other modifications, waivers, consents or forbearances that any Loan Party or any of its Subsidiaries executes, receives or delivers with respect to any Term Loan Document.

6.12.Certificate of Beneficial Ownership and Other Additional Information. Provide to Agent and the Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.

6.13.Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non‑Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.13, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Loan Party under this Section 6.13 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents.  Each Qualified ECP Loan Party intends that this Section 6.13 constitute, and this Section 6.13 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.

6.14.Post Closing Conditions.

(a)Within thirty (30) days of the Closing Date (or such later date acceptable to Agent), Borrowers shall provide Agent (i) the Mexican Security Documents, each duly executed by the applicable Loan Parties and (ii) evidence that all documents required to grant Agent a valid and enforceable Lien on Borrowers assets located in Mexico have been admitted for record in the corresponding public registry;

074658.01845/123458281v.1

(b)Within thirty (30) days of the Closing Date (or such later date acceptable to Agent), Borrowers shall provide Agent with Lien Waiver Agreements, in form and substance reasonably acceptable to Agent, with respect to all locations or places at which Inventory, Equipment and books and records are located;

(c)Within thirty (30) days of the Closing Date (or such later date acceptable to Agent), ensure that all proceeds of Collateral are deposited by Loan Parties into either (i) a Blocked Account established at Blocked Account Bank pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Agent and from which all proceeds are transmitted to Agent via wire transfer on a daily basis or (ii) Depository Accounts established at Agent for the deposit of such proceeds;

(d)Within thirty (30) days after the Closing Date (or such later date acceptable to Agent), the Loan Parties shall have delivered to Agent appropriate endorsements (including loss payable endorsements), in form and substance reasonably satisfactory to the Agent, naming the Agent as an additional insured and as mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance policies required by this Agreement; and

(e)Within thirty (30) days of the Closing Date (or such later date acceptable to Agent), Agent shall have received counterpart signatures to the Intercompany Subordination Agreement, or a duly executed joinder agreement thereto, from each Subsidiary of the Parent, to the extent not delivered on the Closing Date.

VII.NEGATIVE COVENANTS.

No Borrower shall, until satisfaction in full of the Obligations and termination of this Agreement:

7.1.Merger, Consolidation, Acquisition and Sale of Assets.

(a)Enter into any merger, amalgamation, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with, amalgamate with or merge with it (other than in respect of any Permitted Acquisition); provided, however, that (A) any wholly-owned Domestic Subsidiary of any Domestic Loan Party may be merged into such Domestic Loan Party or another wholly-owned Domestic Subsidiary of such Domestic Loan Party, or may consolidate with another wholly-owned Domestic Subsidiary of such Domestic Loan Party, or (B) any wholly-owned Foreign Subsidiary of any Foreign Loan Party may be merged into such Foreign Loan Party or another wholly-owned Foreign Subsidiary of such Foreign Loan Party, or may consolidate with another wholly-owned Foreign Subsidiary of such Foreign Loan Party, so long as, in the case of any transaction described in clause (A) or (B): (1) no other provision of this Agreement would be violated thereby, (2) such Loan Party gives the Agent at least 30 days' prior written notice of such merger, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, without limitation, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (3) no Default or Event of Default shall have occurred and be

074658.01845/123458281v.1

continuing either before or immediately after giving effect to such transaction, (4) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation, (5) no Holding Company may be a party to any such merger, consolidation or amalgamation, (6) in the case of any merger, consolidation or amalgamation involving a Borrower, a Borrower must be the surviving entity in such merger, consolidation or amalgamation and (7) in the case of any merger, consolidation or amalgamation involving a Loan Party, the surviving Subsidiary, if any, if not already a Loan Party, is joined as a Loan Party hereunder pursuant to a joinder agreement and is a party to a security document and the Equity Interests of such Subsidiary are the subject of a Security Document, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, consolidation or amalgamation; provided, further, that any Inactive Subsidiary or SMTC Dongguan may be dissolved so long as its assets (if any) are distributed to its direct parent or to a Loan Party.

(b)Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) dispositions of Inventory and Equipment to the extent expressly permitted by Section 4.3 and (ii) any other sales or dispositions expressly permitted by this Agreement.

7.2.Creation of Liens.  Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Liens.

7.3.Guarantees.  Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) the endorsement of checks in the Ordinary Course of Business, (b) guarantees in the Ordinary Course of Business up to an aggregate amount for all such guarantees of $100,000 and (c) guarantees of the obligations of another Borrower permitted to be incurred hereunder.

7.4.Investments.  Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except Permitted Investments.

7.5.Loans.  Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except Permitted Loans.

7.6.Capital Expenditures.  Contract for, purchase or make any expenditure or commitments for Capital Expenditures (other than in connection with any Permitted Acquisition) in an aggregate amount for all Loan Parties and their Subsidiaries not to exceed the amounts set forth in the table below for such fiscal period:

074658.01845/123458281v.1

Period	Capital Expenditure
Fiscal Quarter ending December 31, 2018	$1,000,000
2019 Fiscal Year	$5,000,000
2020 Fiscal Year	$5,500,000
2021 Fiscal Year	$6,500,000
2022 Fiscal Year	$7,000,000
2023 Fiscal Year	$7,500,000

provided, however, in the event Capital Expenditures during any fiscal year are less than the amount permitted for such fiscal year, then 50% of the unused amount (the “Carryover Amount”) may be carried over and used in the immediately succeeding fiscal year; provided, further, that any Carryover Amount shall be deemed to be the last amount spent in such succeeding fiscal year.

7.7.Dividends.  Declare, pay or make any dividend or distribution on any Equity Interests of any Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Borrower except Permitted Restricted Payments.

7.8.Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of Permitted Indebtedness.

7.9.Nature of Business.  Substantially change the nature of the business in which it is presently engaged or reasonable extensions thereof, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10.Transactions with Affiliates.  Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i)(A) transactions with Asure Software, Inc. not to exceed $5,000,000 in any fiscal year that are consummated in the ordinary course of business for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof and (B) transactions consummated in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, and, in the case of this clause (B), that are fully disclosed to the Agent prior to the consummation thereof, if they involve one or more payments by SMTC or any of its Subsidiaries in excess of $100,000 for any single transaction or series of related transactions, (ii) transactions with another Loan Party, (iii) transactions permitted under

074658.01845/123458281v.1

Section 7.1, 7.3, 7.4, 7.5, 7.7 or 7.8 hereof, (iv) sales of Qualified Equity Interests of SMTC to Affiliates of SMTC not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, (v) reasonable and customary director, officer and employee compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Loan Party or such Subsidiary, (vi) transactions among or between Loan Parties otherwise permitted by this Agreement, and (vii) transactions among or between Subsidiaries of SMTC that are not Loan Parties otherwise permitted by this Agreement.

7.11.Reserved.

7.12.Subsidiaries.

(a)Form or acquire any Subsidiary unless (i) such Subsidiary expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the obligations of Borrowers hereunder, unless otherwise agreed to by Agent, under the Notes, and under any other agreement between any Borrower and Lenders and (ii) Agent shall have received all documents, including legal opinions, it may reasonably require to establish compliance therewith.

(b)Enter into any partnership, joint venture or similar arrangement.

7.13.Fiscal Year and Accounting Changes. Change its accounting cycle from a 4-4-5 without the consent of the Agent (such consent not to be unreasonably withheld) or make any material change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14.Pledge of Credit.  Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Borrower’s business as conducted on the date of this Agreement.

7.15.Amendment of Articles of Incorporation and By-Laws.  Amend, modify or waive any material term or provision of its Articles of Incorporation or By-Laws unless required by law or not adverse to the interest of Agent or Lenders.

7.16.Compliance with ERISA. Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet, all minimum funding requirements under ERISA and the Code,

074658.01845/123458281v.1

without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan, or (vii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

7.17.Prepayment of Indebtedness.  At any time, directly or indirectly, voluntarily prepay any Indebtedness, or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party, except:

(a)Permitted Intercompany Investments, Permitted Purchase Money Indebtedness (to the extent in respect of assets no longer used in the business of any Loan Party) and any Permitted Refinancing Indebtedness in respect of the foregoing;

(b)Borrowers may prepay the Obligations to the extent permitted hereunder;

(c)Borrowers may make mandatory prepayments in respect of the Term Loan Obligations pursuant to Section 2.05(c)(i) of the Term Loan Agreement (as in effect on the Closing Date hereof and as the same may be amended in accordance with the terms of the Intercreditor Agreement) in an amount not to exceed seventy-five percent (75%) of Excess Cash Flow (as defined in the Term Loan Agreement) of SMTC and its Subsidiaries, on a consolidated basis, for each fiscal year commencing with the fiscal year ending on or about December 31, 2019, payable no earlier than the date on which the audited financial statements of SMTC and its Subsidiaries referred to in Section 9.7 hereof for such fiscal year are delivered to Agent (the “Excess Cash Flow Due Date”); provided that (i) in the event that such financial statements are not so delivered, then a calculation of Excess Cash Flow based upon estimated amounts shall be made by Agent and Term Loan Agent upon which calculation Borrowers may make the prepayment permitted by this Section 7.17(b), subject to adjustment when such financial statements are delivered to Agent as required hereby; and (ii) on the date of any such prepayment and after giving effect thereto, each of the Term Loan ECF Mandatory Prepayment Conditions shall have been satisfied; provided further that, in the event Borrowers are unable to make any mandatory prepayment described in this Section 7.17(b) on any Excess Cash Flow Due Date due the failure to satisfy the Term Loan ECF Mandatory Prepayment Conditions on such date, then Borrowers may make such prepayment in accordance with Section 2.05(c)(i) of the Term Loan Agreement at any time thereafter to the extent the Term Loan ECF Mandatory Prepayment Conditions can be satisfied with respect to any such payment; and

(d)Borrowers may make mandatory prepayments in respect of the Term Loan Indebtedness pursuant to Sections 2.05(c)(ii), 2.05(c)(iii) and 2.05(c)(iv) of the Term Loan Agreement (as in effect on the Closing Date hereof and as the same may be amended in accordance with the terms of the Intercreditor Agreement).

(e)Borrowers may make voluntary prepayments in respect of the Term Loan Obligations pursuant to Section 2.05(b) of the Term Loan Agreement (as in effect on the Closing Date hereof and as the same may be amended in accordance with the terms of the Intercreditor Agreement); provided that on the date any such prepayment is made and after giving effect thereto, each of the Term Loan Voluntary Prepayment Conditions shall have been satisfied.

074658.01845/123458281v.1

7.18.No Excess Cash.  Permit the maintenance of cash and Cash Equivalents in the accounts of all Foreign Loan Parties and Foreign Subsidiaries in excess of (i) with respect to Foreign Loan Parties and Foreign Subsidiaries organized in Mexico, $500,000 at any time outstanding, and (ii) with respect to all other Foreign Loan Parties and Foreign Subsidiaries, (A) on or before March 31, 2020, $1,500,000 at any time outstanding, and (B) after March 31, 2020, $1,000,000 at any time outstanding

7.19.Reserved.

7.20.Earn-Out. At any time, directly or indirectly, make any payment on account of any earn-out payable in respect of the Acquisition unless both before and after giving effect thereto, (i) Borrowers have Liquidity and Average Liquidity of not less than $10,000,000 and (ii) no Default or Event of Default has occurred and is continuing or would occur; provided, further, that the Loan Parties shall not use the proceeds of any Revolving Advances to make such payments. For purposes of this agreement, “Average Liquidity” shall mean, as of any date of determination, the sum of Borrowers’ Liquidity for each of the previous thirty (30) days, divided by thirty (30).

7.21.Other Agreements.  Enter into any amendment, waiver or modification of the Acquisition Agreement, or any of its related agreements in any manner materially adverse to the Agent or any Lender.

7.22.Inactive Entities.  Permit any of the following inactive entities to engage in business operations at any time: Qualtron Inc.; SMTC Ireland ULC; SMTC Manufacturing Corporation of Ireland Limited; SMTC Teoranta; SMTC R&D Teoranta; SMTC Mexico S.A. de C.V.; SMTC Manufacturing Corporation of Texas; SMTC Manufacturing Corporation of North Carolina; SMTC Manufacturing Corporation of Colorado; SMTC Manufacturing Corporation of Wisconsin; SMTC Massachusetts; ZF Array Technology, Incorporated; SMTC Holdings LLC.

7.23.Other Agreements.  Enter into any amendment, waiver or modification of the Term Loan Agreement or any related agreements except as provided in the Intercreditor Agreement.

VIII.CONDITIONS PRECEDENT.

8.1.Conditions to Initial Advances.  The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the reasonable satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a)Notes and Other Documents.  Agent shall have received the Notes and Other Documents duly executed and delivered by an authorized officer of each Borrower;

(b)Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required  or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or

074658.01845/123458281v.1

recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c)Company Proceedings of Borrowers.  Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors, Management Committee, Managing Member or Manager of each Borrower, as applicable, authorizing (i) the execution, delivery and performance of this Agreement, the Notes, and any related agreements (collectively the “Documents”) and (ii) the granting by each Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary, an Assistant Secretary, or Manager, as applicable, of each Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d)Incumbency Certificates of Borrowers.  Agent shall have received a certificate of the Chief Financial Officer, Secretary, an Assistant Secretary or the Manager, as applicable, of each Borrower, dated the Closing Date, as to the incumbency and signature of the officers of each Borrower executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Chief Financial Officer, Secretary or Assistant Secretary;

(e)Certificates.  Agent shall have received a copy of the Articles or Certificate of Incorporation of each Borrower and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, if applicable, together with copies of the By-Laws (or similar foreign document) of each Borrower and all agreements of each Borrower’s shareholders certified as accurate and complete by the respective Secretary of each Borrower;

(f)Good Standing Certificates.  Agent shall have received good standing certificates (or similar foreign document, where applicable) for each Borrower and each Guarantor dated not more than twenty (20) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Borrower’s and each Guarantor’s jurisdiction of incorporation and each jurisdiction where the conduct of each Borrower’s and each Guarantor’s business activities or the ownership of its properties necessitates qualification (except such jurisdictions in which the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect);

(g)Legal Opinions.  Agent shall have received the executed legal opinion of Perkins Coie LLP in form and substance reasonably satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Note, the Other Documents, and related agreements as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(h)No Litigation.  (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Borrower or against the officers or directors of any Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, reasonably

074658.01845/123458281v.1

be expected to have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(i)Financial Condition Certificates.  Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(i);

(j)Collateral Examination.  Agent shall have completed Collateral examinations, the results of which shall be reasonably satisfactory in form and substance to Lenders, of the Receivables of each Borrower and all books and records in connection therewith;

(k)Fees.  Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(l)Financial Statements.  Agent shall have received a copy of the Borrowers’ Financial Statements, including monthly and annual projections and pro forma financial statements to the extent requested by Agent, which shall be reasonably satisfactory in all respects to Lenders;

(m)Acquisition Documents.  Agent shall have received final executed copies of the Acquisition Documents as in effect on the Closing Date, all of which shall be reasonably satisfactory in form and substance to Agent and the transactions contemplated by such documentation shall be consummated prior to the making of the initial Advance;

(n)Intercreditor Agreement.  Agent shall have received the fully executed Intercreditor Agreement, which shall be in form and substance satisfactory to Agent in its sole discretion;

(o)[Reserved];

(p)Term Loan Documents.    Agent shall have received the fully executed Term Loan Documents;

(q)[Reserved];

(r)[reserved;

(s)Insurance.  Agent shall have received in form and substance reasonably satisfactory to Agent, certified copies of Borrowers’ and Guarantors’ casualty insurance policies, together with lender loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and certified copies of Borrowers’ and Guarantors’ liability insurance policies, together with endorsements naming Agent as an additional insured;

(t)Payment Instructions.  Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

074658.01845/123458281v.1

(u)Blocked Accounts.  Agent shall have received duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions reasonably acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral, except for any zero-balance accounts or accounts which are used solely for the payment of salaries and wages, employee benefits, workers’ compensation and similar expenses;

(v)Consents.  Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall reasonably deem necessary;

(w)No Adverse Material Change.  (i) since December 31, 2017, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(x)Leasehold Agreements.  Agent shall have received Lien Waiver Agreements reasonably satisfactory to Agent with respect to the chief executive offices leased by Borrowers;

(y)Contract Review.  Agent shall have reviewed all material contracts of Borrowers set forth on Schedule 5.13 and any other contracts requested by Agent, and such contracts and agreements shall be reasonably satisfactory in all respects to Agent;

(z)Closing Certificate.  Agent shall have received a closing certificate signed by the Chief Executive Officer or Chief Financial Officer of each Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrowers are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(aa)Borrowing Base.  Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables, is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

(bb)Undrawn Availability.  After giving effect to the initial Advances hereunder, Borrowers shall have Undrawn Availability of at least $10,000,000;

(cc)Compliance with Laws.  Agent shall be reasonably satisfied that each Borrower is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act, except where any noncompliance would not reasonably be expected to have a Material Adverse Effect;

(dd)Process Agent.  Agent shall have received a duly notarized power of attorney from each of SMTC de Chihuahua, S.A. de C.V., Radio Componentes de Mexico, S.A. de C.V., MC Assembly Mexico, SMTC Mex and MC Test appointing CT Corporation System,

074658.01845/123458281v.1

with an office as of the Closing Date at 111 Eighth Avenue, New York, 10011 (the “Process Agent”) as its agent for service of process (with respect to this Agreement and the Other Documents), and that such Process Agent has accepted the appointment and has agreed promptly to forward to each of them all legal process addressed to them received by the Process Agent;

(ee)[Reserved].

(ff)Capital and Legal Structure.  The final legal and capital structure of Borrowers and Guarantors shall be reasonably acceptable to Agent, including, but not limited to, a contribution by SMTC in an amount equal to $12,587,279.77 from its investment account held at PNC.

(gg)Quality of Earnings Report. Agent shall have received a quality of earnings report conducted and any other third party diligence prepared with respect to the MC Assembly entities acquired under the Acquisition Agreement, which shall be satisfactory in form and substance to Agent;

(hh)Certificate of Beneficial Ownership; USA Patriot Act Diligence.  Agent and each Lender shall have received, in form and substance acceptable to Agent and each Lender an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(ii)Intercompany Subordination Agreement. Agent shall have received the fully executed Intercompany Subordination Agreement; and

(jj)Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to Agent and its counsel.

8.2.Conditions to Each Advance.  The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)Representations and Warranties.  Each of the representations and warranties made by any Guarantor and any Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date);

(b)No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default;

074658.01845/123458281v.1

(c)Material Adverse Effect.  No Material Adverse Effect has occurred; and

(d)Maximum Advances.  In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.INFORMATION AS TO BORROWERS.

Each Borrower shall, or shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1.Disclosure of Material Matters.  Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2.Schedules.  Deliver to Agent (1) (i) on or before the fifteenth (15th) day of each month as and for the prior month (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, and (c) Inventory reports, and (d) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement) and (2) as soon as possible and in any event within 2 Business Days following the end of each calendar week during the period beginning on the Seventh Amendment Effective Date and ending on the later to occur of (A) June 30, 2021 and (B) the date of the permanent closure of the Loan Parties’ Zacatecas, Mexico facility, a report detailing the calculation of the Average Liquidity for each 5 consecutive Business Day period ending on each day during such week. In addition, each Borrower will deliver to Agent at such intervals as Agent may reasonably require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications.  Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder.  The items to be provided under this Section are to be in form reasonably satisfactory to Agent and executed by each Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3.Environmental Reports.  Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by the President of Borrowing Agent stating, to the best of his knowledge, that each Borrower is in compliance in all material respects with all federal, state and local Environmental Laws.  To the extent any Borrower is not in material compliance with the foregoing laws, the certificate shall set forth with

074658.01845/123458281v.1

specificity all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

9.4.Litigation.  Promptly notify Agent in writing upon becoming aware of any claim, litigation, suit or administrative proceeding affecting any Borrower or any Guarantor, which in any such case materially affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5.Material Occurrences.  Promptly notify Agent in writing upon becoming aware of the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower as of the date of such statements; (d) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (e) each and every default by any Borrower which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (f) any other development in the business or affairs of any Borrower or Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6.Government Receivables.  Notify Agent promptly if any of its Receivables arise out of contracts between any Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

9.7.Annual Financial Statements.  Furnish Agent and Lenders within Ninety (90) days after the end of each fiscal year of Borrowers, financial statements of Borrowers and their Subsidiaries on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and reasonably satisfactory to Agent (the “Accountants”); provided however that if SMTC files its annual report on Form 10-K with the SEC for the applicable fiscal year and such annual report contains the financial statements and reports described above, in a form acceptable to Agent in its reasonable discretion, then Borrowers may satisfy the forgoing requirement by delivering a copy of such annual report to Agent and each Lender.  The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions

074658.01845/123458281v.1

imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8 and 7.11 hereof.  In addition, the reports shall be accompanied by a Compliance Certificate.

9.8.Quarterly Financial Statements.  Furnish Agent and Lenders within Forty Five (45) days after the end of each fiscal quarter, an unaudited balance sheet of Borrowers and their Subsidiaries on a consolidating and consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrowers’ business; provided however that if SMTC files its quarterly report on Form 10-Q with the SEC for the applicable fiscal quarter and such quarterly report contains the financial statements and reports described above, in a form acceptable to Agent in its reasonable discretion, then Borrowers may satisfy the forgoing requirement by delivering a copy of such quarterly report to Agent and each Lender.  The reports shall be accompanied by a Compliance Certificate.

9.9.Monthly Financial Statements.  Furnish Agent and Lenders within thirty (30) days after the end of each month thereafter (other than for the months of January, April, July and October which shall be delivered in accordance with Section 9.8 as applicable), an unaudited balance sheet of Borrowers and their Subsidiaries on a consolidating and consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrowers’ business.  The reports shall be accompanied by a Compliance Certificate.

9.10.Other Reports.  Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as each Borrower shall send to its stockholders.

9.11.Additional Information.  Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrowers including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of the closing or relocation of any Borrower’s chief executive office, (c) promptly upon the request of Agent, an updated list of Real Property, and (d) promptly upon any Borrower’s learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

9.12.Projected Operating Budget.  Furnish Agent and Lenders, no later than one (1) day prior to the beginning of each Borrower’s fiscal year, commencing with the fiscal year ending December 31, 2018, a month by month projected operating budget, cash flow and availability projection of Borrowers on a consolidated and consolidating basis for such fiscal year (including

074658.01845/123458281v.1

an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13.Variances From Operating Budget.   Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7 and each quarterly and monthly report, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14.Notice of Suits, Adverse Events.  Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower.

9.15.ERISA Notices and Requests.  Furnish Agent with prompt written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC, or other applicable governmental authority with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any material increase in the benefits of any existing Plan or the establishment of any new Plan, or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC or other applicable Governmental Body a notice of intention to terminate or wind-up a Plan or to have a trustee or replacement administrator appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) [reserved]; (viii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (ix) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for

074658.01845/123458281v.1

such installment or payment; (x) [reserved], (xi) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC or other applicable governmental authority has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or a Multiemployer Plan under Section 4042 of ERISA or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.16.Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17.Updates to Certain Schedules.  Deliver to Agent promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 4.5 (Locations of equipment and Inventory), 5.9 (Intellectual Property, Source Code Escrow Agreements), 5.27 (Equity Interests); provided, that absent the occurrence and continuance of any Event of Default, Borrower shall only be required to provide such updates on a monthly basis in connection with delivery of a Compliance Certificate with respect to the applicable month.  Any such updated Schedules delivered by Borrowers to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement.

X.EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.Nonpayment.  Failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2.Breach of Representation.  Any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3.Financial Information.  Failure by any Borrower to (i) furnish financial information when due or promptly following any request for additional information for which a specified delivery time is not set forth in this Agreement or (ii) permit the inspection of its books or records as required in accordance with Section 4.10;

10.4.Judicial Actions.  Issuance of a notice of a Lien (other than a Permitted Encumbrance), levy, assessment, injunction or attachment against any Borrower’s Receivables or against a material portion of any Borrower’s other property;

074658.01845/123458281v.1

10.5.Noncompliance.  Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(ii), (i) failure or neglect of any Borrower to perform, keep or observe any term, provision, condition, covenant contained in Sections 2.22, 4.1, 4.2, 4.5, 4.10, 4.15(d), 4.15(h), 6.2,  6.5, 6.6, 6.13, 9.5 or Article 7 of this Agreement; (ii) failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof which is not cured within ten (10) days from the occurrence of such failure or neglect, or (iii) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in this Agreement or in any Other Document (beyond any applicable grace or cure), now or hereafter entered into between any Loan Party, and Agent or any Lender and such failure or neglect shall remain unremedied for twenty (20) days after the earlier of the date a senior officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by Agent to such Loan Party;

10.6.Judgments.  Any judgment or judgments are rendered against any Borrower or any Guarantor for an aggregate amount in excess of $500,000 or against all Borrowers or Guarantors for an aggregate amount in excess of $500,000 and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7.Bankruptcy.  Any Borrower or any Guarantor shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, receiver and manager, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition, seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8.Inability to Pay.  Any Borrower or any Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9.Indebtedness. SMTC or any of its Subsidiaries shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement, any Loan Document or any Term Loan Document) having an aggregate amount outstanding in excess of $500,000, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment),

074658.01845/123458281v.1

redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

10.10.Lien Priority.  Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest, subject to the terms of the Intercreditor Agreement;

10.11.Anti-Money Laundering/International Trade Law Compliance.  Any representation or warranty contained in Section 16.19 is or becomes false or misleading at any time.

10.12.Cross Default.  A default of the obligations of any Borrower under any other agreement to which it is a party shall occur which causes a Material Adverse Effect which default is not cured within any applicable grace period;

10.13.Breach of Guaranty.  Termination or breach of any Guaranty or Guaranty Security Agreement or any provision or term contained therein or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or Guaranty Security Agreement or similar agreement;

10.14.Change of Control.  Any Change of Control shall occur;

10.15.Invalidity.  Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Borrower or any Guarantor or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof or any Borrower or any Guarantor shall so claim in writing to Agent or any Lender;

10.16.Licenses.  (i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of any Borrower or any Guarantor which could reasonably be expected to have a Material Adverse Effect, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent which could reasonably be expected to have a Material Adverse Effect, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Borrower’s or any Guarantor’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent which could reasonably be expected to have a Material Adverse Effect; (ii) any agreement which is necessary or material to the operation of any Borrower’s or any Guarantor’s business shall be revoked or terminated and not replaced by a substitute reasonably acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement could reasonably be expected to have a Material Adverse Effect;

10.17.Seizures.  Any portion of the Collateral having a value in excess of $500,000 shall be seized or taken by a Governmental Body, or any material portion of the Collateral shall have

074658.01845/123458281v.1

become the subject matter of claim, litigation, suit or other proceeding which results in impairment or loss of the security provided by this Agreement or the Other Documents;

10.18.Pension Plans.  An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan, and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the reasonable good faith opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both), in excess of $500,000;

10.19.Operations.  The operations of any Borrower’s or any Guarantor’s material manufacturing facilities (as of the Closing Date, it is agreed that the manufacturing facility located in Washington #3701 Building 20, Chihuahua, Mexico C.P. 31200 Mexico is material) are interrupted at any time for any period of ten (10) consecutive days (other than scheduled shut downs), unless such Borrower or Guarantor shall (i) maintain a backup plan reasonably acceptable to Agent or present a plan reasonably acceptable to Agent evidencing that such interruption won’t materially affect such Borrower’s or Guarantor’s manufacturing or sales of its products; or (ii) (a) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (b) receive such proceeds in the amount described in clause (ii)(a) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clause (ii)(a) and (ii)(b) of this section, an Event of Default shall be deemed to have occurred if such Borrower or Guarantor shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days;

10.20.Intercreditor Default.  An event of default has occurred under the Intercreditor Agreement due to the violation or breach of the terms of such agreement by the Term Loan Lender, any Borrower or any Guarantor, or due to an attempt by the Term Loan Lender, any Borrower or any Guarantor to terminate or challenge the validity of such agreement, or any of the provisions of the Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against the Term Loan Lender;

10.21.[Reserved].

10.22.[Reserved].

10.23.Term Loan Agreement Default. An event of default has occurred under the Term Loan Agreement, which default or event of default has not been cured within any applicable grace period, or which has not been waived or cured with any applicable grace period; provided that an event of default under the Term Loan Documents that is based on a breach of a financial covenant under (i) Section 7.03(a) or (b) of the Term Loan Agreement shall not become a Default or an Event of Default under this Agreement unless such event of default under the Term Loan Documents shall continue after the applicable grace period therefor and shall not have been cured or waived within forty-five (45) days after the date on which the Borrowers are required to have delivered financial statements to the Term Loan Agent or Term Loan Lenders evidencing the occurrence of such event of default under the Term Loan Documents or (ii) Section 7.03(c) of the Term Loan Agreement shall not become a Default or an Event of Default under this Agreement

074658.01845/123458281v.1

unless such event of default under the Term Loan Documents shall continue for a period of five (5) Business Days and shall not have been waived within such time period; provided that during such five (5) Business Day period, prior to any waiver, the Lenders shall only provide Advances in their sole discretion.

XI.LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.Rights and Remedies.

(a)Upon the occurrence and during the continuance of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated (ii) any of the other Events of Default and at any time thereafter during the continuance thereof, at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) a filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over such Borrower.  Upon the occurrence and during the continuance of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents (including the foreign security agreements), under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  Agent may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a convenient place.  With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect.  Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification.  At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower.  In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Borrower’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods.  The cash proceeds realized from the sale of any Collateral shall

074658.01845/123458281v.1

be applied to the Obligations in the order set forth in Section 11.5 hereof.  Noncash proceeds will only be applied to the Obligations as they are converted into cash.  If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

(b)To the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for the Agent (i) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral.  Each Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b).  Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2.Agent’s Discretion.  Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3.Setoff.  Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence and during the continuance of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s property held by Agent and such Lender (excluding IRA, Keogh and trust accounts) to reduce the Obligations.

074658.01845/123458281v.1

11.4.Rights and Remedies not Exclusive.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5.Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of any outstanding Letters of Credit);

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 11.5.

XII.WAIVERS AND JUDICIAL PROCEEDINGS.

074658.01845/123458281v.1

12.1.Waiver of Notice.  Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.Delay.  No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.EFFECTIVE DATE AND TERMINATION.

13.1.Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until November 8, 2023 (the “Term”) unless sooner terminated as herein provided.  Borrowers may terminate this Agreement at any time upon 10 Business Days’ prior written notice upon payment in full of the Obligations.

13.2.Termination.  The termination of the Agreement shall not affect any Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated.  The security interests, Liens and rights granted to Agent and Lenders hereunder or under the Other Documents and the financing statements filed hereunder or in connection therewith shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and

074658.01845/123458281v.1

Lenders with respect thereto.  Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV.REGARDING AGENT.

14.1.Appointment.  Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents.  Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 3.3(a) and 3.4), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders.  Agent may perform any of its duties hereunder by or through its agents or employees.  As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2.Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents.  Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower.  The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement,

074658.01845/123458281v.1

expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3.Lack of Reliance on Agent and Resignation.

(a)Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor.  Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof.  Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default.

(b)Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Agent after receiving consent from Borrowers, which shall not be unreasonably withheld, conditioned or delayed.

(c)Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent.  After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4.Certain Rights of Agent.  If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5.Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder,

074658.01845/123458281v.1

upon advice of counsel selected by it.  Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6.Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders.  Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7.Indemnification.  To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Revolving Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8.Agent in its Individual Capacity.  With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender.  Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9.Delivery of Documents.  To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10.Borrowers’ Undertaking to Agent.  Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid.  Any payment made pursuant to any such demand shall

074658.01845/123458281v.1

pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11.No Reliance on Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures; (2) any record-keeping; (3) comparisons with government lists; (4) customer notices; or (5) other procedures required under the CIP Regulations or such other laws.

14.12.Other Agreements.  Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender.  Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV.BORROWING AGENCY.

15.1.Borrowing Agency Provisions.

(a)Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request.  Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof.  To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

074658.01845/123458281v.1

(c)All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted to Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof.  Each Borrower waives all suretyship defenses.

15.2.Waiver of Subrogation.  Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XVI.MISCELLANEOUS.

16.1.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.  Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New  York, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.7 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the State of New York.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction.  Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court.  Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

074658.01845/123458281v.1

16.2.Entire Understanding.

(a)This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings, written or oral, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, Agent’s and each Lender’s respective officers.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.  Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

(i)except in connection with an increase pursuant to Section 2.24, increase the Revolving Commitment Percentage, the maximum dollar commitment of any Lender or the Maximum Revolving Loan Amount;

(ii)extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrowers to Lenders pursuant to this Agreement;

(iii)alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b);

(iv)release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $1,000,000;

(v)change the rights and duties of Agent;

(vi)permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount;

(vii)increase the Advance Rates above the Advance Rates in effect on the Closing Date; or

074658.01845/123458281v.1

(viii)release any Guarantor.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations.  In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then PNC may, at its option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers.  In the event PNC elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Agent.

Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances at any time to exceed an amount equal to the sum of (i) the Formula Amount minus (ii) the amount of minimum Undrawn Availability required by Section 6.5(c) hereof at such time (such sum, the “Overadvance Threshold Amount”) by up to ten percent (10%) of the Overadvance Threshold Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”) whether with respect to Revolving Advances made to Borrowers.  If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Lenders do make Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a).  For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Overadvance Threshold Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be “Eligible Inventory,”  “Eligible Receivables,” as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral.  In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Overadvance Threshold Amount by more than ten percent (10%), Agent shall use its efforts to have the Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess.  Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

074658.01845/123458281v.1

In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, the Agent is hereby authorized by Borrowers and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances to Borrowers on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances the outstanding Revolving Advances do not exceed one hundred and ten percent (110%) of the Formula Amount with respect to Borrowers.

16.3.Successors and Assigns; Participations; New Lenders.

(a)This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant” for purposes of this Section 16.3 only).  Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant.  Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c)Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $2,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording.  Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage as set

074658.01845/123458281v.1

forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose.  Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Any and all such sales, assignments and transfers shall be pro rata as to the Revolving Commitment Percentages of the transferor Lender in all Advances; in no event shall any Lender hold, sell or acquire differing percentages of Advances or commitments to fund Advances.  Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed and, except during the continuation of any Event of Default, with the consent of SMTC which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording.  Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose.  Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchase CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder.  The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders shall, in the absence of manifest error, treat each Person whose name is recorded in the Register as the

074658.01845/123458281v.1

owner of the Obligations recorded therein for the purposes of this Agreement.  The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)Any assignment or sale of all or part of an Obligation may be effected only by registration of such assignment or sale on the Register.  Prior to the registration of assignment or sale of any Obligations, all parties shall treat the Person in whose name such Obligation is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.  In the event that any Lender sells participations in an Obligation, the selling Lender shall maintain a register on which it enters the name of all participations in the Obligations (the “Participation Register”) and the principal amount (and stated interest thereon) of the portion of the Obligations which is the subject of the participation.  An Obligation may be participated in whole or in part only by registration of such participation on the Participant Register.  Any participation of such Obligation may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for review to the extent necessary to establish that any Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations.

(g)Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower, so long as such Transferee is bound by a confidentiality agreement in form and substance similar to the confidentiality agreement between Borrowers and Agent.

16.4.Application of Payments.  Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations.  To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5.Indemnity.  Each Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of

074658.01845/123458281v.1

the foregoing arises out of bad faith gross negligence or the willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or a material breach of any obligations hereunder or under any Other Document by such Indemnified Party (as determined by a final non-appealable judgment of a court of competent jurisdiction).  Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 16.5 by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances.  Additionally, if any present or future stamp, court or documentary taxes or other exercise, property, intangible, recording or franchise taxes (excluding taxes described in Sections 3.10 and 3.12 hereof (whether or not the imposition of such taxes may give rise to a Gross-Up Payment)) shall be payable by Agent, Lenders or Borrowers arising from the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 16.5 harmless from and against all liability in connection therewith.

16.6.[Reserved].

16.7.Notice.  Any notice or request hereunder may be given to Borrowing Agent or any Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice, request, demand, direction or other communication (for purposes of this Section 16.7 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.7) in accordance with this Section 16.7.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.7 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.7.  Any Notice shall be effective:

(a)In the case of hand-delivery, when delivered;

(b)If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

074658.01845/123458281v.1

(d)In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)In the case of electronic transmission, when actually received;

(f)In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.7; and

(g)If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)If to Agent or PNC at:

PNC Bank, National Association
1600 Market Street, 31st Floor
Philadelphia, PA 19103

Attention:
Telephone:

Facsimile:

with a copy to:

Blank Rome LLP

One Logan Square

130 N. 18th Street

Philadelphia, Pennsylvania 19103

Attention: Lawrence F. Flick II, Esquire

Telephone: 215-569-5556

Facsimile: 215-832-5556

(B)If to a Lender other than Agent, as specified on the signature pages hereof

(C)If to Borrowing Agent or any Borrower:

SMTC Corporation

635 Hood Road

Markham, Ontario, L3R 4N6

Attention: Greg Gaba

Telephone: 905-413-1298

Facsimile: 905-479-5326

074658.01845/123458281v.1

with a copy to:

Perkins Coie LLP

505 Howard Street, Suite 1000

San Francisco, California 94105

Attn: Bruce Steinert

Telephone: 415.344.7119

Facsimile: 415.344.7050

16.8.Survival.  The obligations of Borrowers under Sections 2.2(f), 3.7, 3.8, 3.9, 4.19(h), and 16.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.9.Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.10.Expenses.  All costs and expenses including attorneys’ fees (which in the case of clauses (b) and (e) below shall be reasonable) and disbursements incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement, the Intercreditor Agreement or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder, the Intercreditor Agreement, and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Borrower, any Guarantor, or any Person party to the or Intercreditor Agreement or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement, the Intercreditor Agreement and all related agreements, documents and instruments, may be charged to Borrowers’ Account and shall be part of the Obligations.

16.11.Injunctive Relief.  Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.12.Consequential Damages.  Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the

074658.01845/123458281v.1

Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.13.Captions.  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.14.Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto.

16.15.Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.16.Confidentiality; Sharing Information.   Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective permitted Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.  Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.16 as if it were a Lender hereunder.  Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

16.17.Publicity.  Each Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such

074658.01845/123458281v.1

publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

16.18.Certifications From Banks and Participants; USA PATRIOT Act.

(a)Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution. Consequently, any Lender may from time to time request, and each Borrower shall provide to such Lender, such Borrower's name, address, tax identification number and/or such other identifying information as shall be necessary for such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.19.Anti-Terrorism Laws.

(a)Each Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)Each Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrowers shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

074658.01845/123458281v.1

16.20.Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the right of the Agent to exercise any remedy with respect to the liens and security interests granted to the Agent pursuant to this Agreement and each other Loan Document is subject to the provisions of the Intercreditor Agreement.  Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, any obligation of any Loan Party hereunder and under each other Loan Document with respect to the delivery or control of any Collateral that constitutes Term Loan Priority Collateral (as defined in the Intercreditor Agreement) shall be deemed to be satisfied if such Loan Party delivers or provides control of such Term Loan Priority Collateral to the Term Loan Agent in accordance with the requirements of the corresponding provision of the applicable Term Loan Document.  Any representation, warranty, covenant or other obligation of any Loan Party hereunder to create a “first priority” security interest in any Collateral that constitutes Term Loan Priority Collateral shall be first priority other than any Lien in favor of the Term Loan Agent.

074658.01845/123458281v.1

Each of the parties has signed this Agreement as of the day and year first above written.

SMTC CORPORATION

By:

Name:

Title:

SMTC MANUFACTURING CORPORATION OF CALIFORNIA

By:

Name:

Title:

SMTC MEX HOLDINGS INC.

By:

Name:

Title:

HTM HOLDINGS, INC.

By:

Name:

Title:

MC TEST SERVICE, INC.

By:

Name:

Title:

MC ASSEMBLY INTERNATIONAL LLC

By:

Name:

Title:

MC ASSEMBLY LLC

By:

Name:

Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT]

S-1

074658.01845/123458281v.1

PNC BANK, NATIONAL ASSOCIATION,

as Lender and as Agent

By:

Name:

Title:

Revolving Commitment Amount: $45,000,000

Revolving Commitment Percentage: 100%

[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT]

S-2

074658.01845/123458281v.1